UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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NUANCE COMMUNICATIONS, INC.

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NUANCE COMMUNICATIONS, INC.
1 Wayside Road
Burlington, MA 01803
(781) 565-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The Annual Meeting of Stockholders of Nuance Communications, Inc. (the “Company”) will be held at the Company’s office located at 1198 East Arques Avenue, Sunnyvale, CA 94085, on April 21, 2008 at 10:00 a.m., local time, for the purpose of considering and acting upon the following proposals:

(1)	To elect nine members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

(2)	To approve the amended and restated 1995 Employee Stock Purchase Plan;

(3)	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008; and

(4)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponements or adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at 1 Wayside Road, Burlington, Massachusetts 01803 for ten days prior to the Annual Meeting.

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement. These documents may also be accessed on the Company’s website at http://www.nuance.com/company/ir/.

By Order of the Board of Directors

Jo-Anne Sinclair
Secretary
Burlington, Massachusetts
April 1, 2008

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

NUANCE COMMUNICATIONS, INC.
1 Wayside Road
Burlington, MA 01803
(781) 565-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
VOTING RIGHTS
RECORD DATE AND SHARE OWNERSHIP
PROXIES
STOCKHOLDER PROPOSALS
PROXY SOLICITATION COSTS
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION, MANAGEMENT AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS
GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
EQUITY COMPENSATION PLAN INFORMATION
DESCRIPTION OF PLANS NOT ADOPTED BY STOCKHOLDERS
RELATED PARTY TRANSACTIONS
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION & ANALYSIS
PROPOSAL 2 APPROVAL OF THE AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL NUMBER 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
April 21, 2008

This Proxy Statement is furnished in connection with the solicitation by Nuance Communications, Inc. (the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the Annual Meeting of Stockholders of the Company to be held on April 21, 2008 at 10:00 a.m., local time, at the Company’s office located at 1198 East Arques Avenue, Sunnyvale, CA 94085 (the “Annual Meeting”). We intend to mail this proxy statement and the accompanying form of proxy to stockholders on or about April 4, 2008.

VOTING RIGHTS

Each share of the Company’s common stock (the “Common Stock”) entitles the holder thereof to one vote on matters to be acted upon at the Annual Meeting, including the election of directors. The Company’s Series B Preferred Stock is not entitled to vote on matters to be acted upon at the Annual Meeting. Votes cast in person or by proxy at the Annual Meeting will be tabulated by U.S. Stock Transfer Corporation, the Inspector of Elections. Any proxy that is returned using the form of proxy enclosed will be voted in accordance with the instructions thereon, and if no instructions are given, will be voted (i) FOR the election of the director nominees as provided under Proposal 1 herein, (ii) FOR the Company’s amended and restated 1995 Employee Stock Purchase Plan under Proposal 2 herein, (iii) FOR ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm under Proposal 3 herein, and (iv) as the proxy holders deem advisable in their sole discretion on any other matters that may properly come before the Annual Meeting. A stockholder may indicate on the enclosed proxy or its substitute that it is abstaining from voting on a particular matter (an “abstention”). A broker may indicate on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”). Abstentions and broker non-votes are each tabulated separately.

The Inspector of Elections will determine whether or not a quorum is present at the Annual Meeting. In general, Delaware law and our By-laws provide that a majority of the shares issued and outstanding and, entitled to vote present in person or represented by proxy constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum.

In determining whether a proposal has been approved, abstentions are treated as present in person or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal, while broker non-votes are not treated as present in person or represented by proxy, and hence have no effect on the vote for such proposal.

RECORD DATE AND SHARE OWNERSHIP

Holders of record of Common Stock as of the close of business on March 7, 2008 have the right to receive notice of and to vote at the Annual Meeting. On March 7, 2008, the Company had issued and outstanding 209,862,257 shares of Common Stock.

PROXIES

Proxies for use at the Annual Meeting are being solicited by the Company on behalf of the Board of Directors from its stockholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Annual Meeting and the election to vote in person. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at the Company’s 2009 Annual Meeting of Stockholders must comply with the requirements of SEC Rule 14a-8 and must be received by the Company no later than December 1, 2008, in order to be included in the Company’s proxy statement and form of proxy relating to the meeting. A stockholder proposal or a nomination for director for the Company’s 2009 Annual Meeting of Stockholders that is not to be included in the Company’s proxy statement and form of proxy relating to the meeting must be received by the Company no later than January 21, 2008. The Company’s bylaws require that certain information and acknowledgements with respect to the proposal be set forth in the stockholder’s notice. A copy of the relevant bylaw provision is available upon written request to Nuance Communications, Inc., 1 Wayside Road, Burlington, Massachusetts 01803, Attention: Investor Relations. Further, our bylaws were filed as an exhibit to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2004.

PROXY SOLICITATION COSTS

The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees, who will receive no additional compensation for their services, may solicit proxies by telephone, telegraph or in person. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Nominating Committee of the Board of Directors recommended, and the Board of Directors approved, Paul A. Ricci, Charles W. Berger, Robert J. Frankenberg, Jeffrey A. Harris, William H. Janeway, Katharine A. Martin, Mark B. Myers, Philip J. Quigley and Robert G. Teresi as nominees for election at the Annual Meeting. At the Annual Meeting, nine directors will be elected to the Board. Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are all presently directors of the Company. Messrs. Janeway and Harris are being nominated for election to our Board by Warburg Pincus LLC pursuant to the terms of a Stockholders Agreement described herein under “Related Party Transactions.” In the event that any nominee becomes unavailable, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

Information Regarding the Nominees for Election as Directors

The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominees has been furnished to the Company by such nominees. Except as indicated, the nominees have had the same principal occupation during the last five years.

Paul A. Ricci, 51, has served as our Chairman since March 2, 1999 and our Chief Executive Officer since August 21, 2000. From May 1992 to August 2000, Mr. Ricci held several positions at Xerox, including, President, Desktop Systems Division, President, Software Solutions Division, and Vice President, Corporate Business Development. Between June 1997 and March 1999, Mr. Ricci served as Chairman of the Board of Directors of Nuance Communications, Inc. (formerly, ScanSoft Inc.), which was then operating as an indirect wholly-owned subsidiary of Xerox.

Charles W. Berger, 54, has served as a director since the consummation of the acquisition of the former Nuance Communications, Inc. in September 2005 and was originally appointed to the Board in accordance with the terms of the agreement pursuant to which the Company acquired the former Nuance Communications, Inc. Since April 2006, Mr. Berger has served as Chairman and Chief Executive Officer of DVDPlay, Inc., a manufacturer of remotely managed DVD rental kiosks. From September 2005 to December 2005, Mr. Berger served in a transition role with the Company assisting with the integration of the former Nuance Communications, Inc. From March 2003 to September 2005, Mr. Berger served as President and Chief Executive Officer of the former Nuance Communications, Inc. From December 2001 through December 2002, Mr. Berger was President and Chief Executive Officer of Vicinity, Inc., a leading provider of locations-based technology and solutions. From July 1997 through June 2001, Mr. Berger held the position of Chief Executive Officer at AdForce. Mr. Berger serves on the board of directors of SonicWALL, Inc. and Tier Technologies, Inc.

Robert J. Frankenberg, 60, has served as a director since March 13, 2000. Mr. Frankenberg is owner of NetVentures, a management consulting firm. From December 1999 to July 2006, Mr. Frankenberg served as Chairman of Kinzan, Inc., an Internet Services software platform provider. From May 1997 to July 2000, Mr. Frankenberg served as Chairman, President and Chief Executive Officer of Encanto Networks, Inc., a developer of hardware and software designed to enable the creation of businesses on the Internet. From April 1994 to August 1996, Mr. Frankenberg was Chairman, President and Chief Executive Officer of Novell, Inc., a producer of network software. Mr. Frankenberg is a director of National Semiconductor and Secure Computing Corporation. Mr. Frankenberg also serves on several boards of privately held companies. Mr. Frankenberg serves as Chairman of our Audit and Compensation Committees and also serves on our Governance and Nominating Committees.

Jeffrey A. Harris, 52, has served on our Board since September 2005, and was appointed to the Board pursuant to the terms of a Stockholders Agreement between the Company and Warburg Pincus & Co. Since 1988, Mr. Harris has been a Member and Managing Director of Warburg Pincus LLC and a partner of Warburg Pincus & Co. Mr. Harris joined Warburg Pincus & Co. in April 1983. Mr. Harris serves as a director of Bill Barrett Corporation, Knoll, Inc. and ElectroMagnetic GeoServices A. S. and several privately held companies. Mr. Harris received a B.S. in Economics from the Wharton School, University of Pennsylvania and an M.B.A. from Harvard Business School.

William H. Janeway, 64, has served as a director since April 2004 and was appointed to the Board pursuant to the terms of a Stockholders Agreement between the Company and Warburg Pincus & Co. Mr. Janeway is a Senior Advisor of Warburg Pincus LLC and has been employed by Warburg Pincus LLC since July 1988. Prior to joining Warburg Pincus LLC, Mr. Janeway served as Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of BEA Systems, Inc., NYFIX, Inc. and several privately held companies. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

Katharine A. Martin, 45, has served as a director since December 17, 1999. Since September 1999, Ms. Martin has served as a Member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Ms. Martin currently serves on the firm’s Executive Management Committee and Finance Committee and from July 1, 2004 to June 30, 2007 served as the head of the firm’s Business Department. Wilson Sonsini Goodrich & Rosati serves as the Company’s primary outside corporate and securities counsel. Prior thereto, Ms. Martin was a Partner of Pillsbury Madison & Sutro LLP. Ms. Martin also serves on the board of directors of the Wilson Sonsini Goodrich & Rosati Foundation, a nonprofit organization, and The Ronald McDonald House at Stanford, a nonprofit organization. Ms. Martin serves as Chairman of our Governance Committee.

Mark B. Myers, 69, has served as a director since March 2, 1999. Dr. Myers served as Senior Vice President, Xerox Research and Technology, responsible for worldwide research and technology from February 1992 until April 2000. From 2000 to 2005, Dr. Myers was a Senior Fellow, and from 2002 to 2005 was a visiting Executive Professor, at the Wharton School, University of Pennsylvania. Dr. Myers serves as Chairman of our Nominating Committee and also serves on our Audit and Compensation Committees.

Philip J. Quigley, 65, has served as a director since the consummation of the acquisition of the former Nuance Communications, Inc. in September 2005, and was originally appointed to the Board in accordance with the terms of the Merger Agreement pursuant to which the Company acquired the former Nuance Communications, Inc.

Mr. Quigley served as Chairman, President, and Chief Executive Officer of Pacific Telesis Group, a telecommunications holding company in San Francisco, California, from April 1994 until his retirement in December 1997. He also serves as a director of Wells Fargo & Company and as an advisor to several private organizations. Mr. Quigley serves on our Audit Committee.

Robert G. Teresi, 66, has served as a director since March 13, 2000. Mr. Teresi served as Chairman of the Board, Chief Executive Officer and President of Caere Corporation from May 1985 until March 2000. Mr. Teresi serves on our Governance Committee.

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” management’s nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE FOREGOING NOMINEES TO SERVE AS DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

CORPORATE GOVERNANCE

Board of Director Meetings and Committees

The Board of Directors held a total of 9 meetings during the fiscal year ended September 30, 2007. Each director attended at least 75% of the aggregate number of meetings of: (i) the Board of Directors and (ii) the committees of the Board of Directors on which he or she served.

Board Independence

The Board of Directors has determined that Ms. Martin and each of Messrs. Frankenberg, Harris, Janeway, Myers and Quigley are independent within the meaning of the listing standards of the NASDAQ Stock Market.

Committees of the Board of Directors

The Board of Directors has Audit, Nominating, Governance and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, the number of meetings held during the fiscal year ended September 30, 2007 and its function.

Audit Committee

The Audit Committee consists of Messrs. Frankenberg, Myers and Quigley, each of whom is independent within the meaning of the listing standards of the NASDAQ Stock Market. Robert Finch, a former director, served on the Audit Committee through March 22, 2007 at which time he was replaced by Mr. Quigley. The Audit Committee held seven meetings during the fiscal year ended September 30, 2007. Mr. Frankenberg serves as Chairman of the Audit Committee.

The Board of Directors has determined that Mr. Frankenberg is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Mr. Frankenberg’s relevant experience includes services as the Chief Executive Officer of Novell, Inc., where he actively supervised that company’s principal financial officer, and as a member of several other audit committees.

The Audit Committee reviews the engagement of the Company’s independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls, reviews whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence and reviews the scope of annual audits in accordance with a written Audit Committee Charter.

The Audit Committee Report is included in this Proxy Statement. In addition, the Board of Directors adopted an Amended and Restated Charter for the Audit Committee in February 2004, a copy of which is available on the Company’s Web site at http://www.nuance.com/company/governance and is attached hereto as Annex A.

Nominating Committee

The Nominating Committee consists of Messrs. Frankenberg and Myers, each of whom is independent within the meaning of the listing standards of the NASDAQ Stock Market. Mr. Myers serves as the Chairman of the Nominating Committee.

The mandate of the Nominating Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to stockholders and the Company. The Nominating Committee was formed to consider and periodically report on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees.

The Nominating Committee held one meeting during the fiscal year ended September 30, 2007. The Board of Directors adopted a written charter for the Nominating Committee in February 2004, a copy of which is available on the Company’s Web site at http://www.nuance.com/company/governance.

Governance Committee

The Governance Committee consists of Ms. Martin, Messrs. Frankenberg and Teresi. Ms. Martin and Mr. Frankenberg are each independent within the meaning of the listing standards of the NASDAQ Stock Market. Ms. Martin serves as the Chairman of the Governance Committee.

The mandate of the Governance Committee is to ensure that the Board of Directors and the Company have and follow appropriate governance standards. To carry out this purpose, the Governance Committee develops and recommends to the Board the governance principles applicable to the Company and oversees the evaluation of the Board.

The Governance Committee held one meeting during the fiscal year ended September 30, 2007. The Board of Directors adopted a written charter for the Governance Committee in February 2004, a copy of which is available on the Company’s Web site at http://www.nuance.com/company/governance.

Compensation Committee

The Compensation Committee consists of Messrs. Frankenberg and Myers, each of whom is independent within the meaning of the listing standards of the NASDAQ Stock Market and an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. A former director, John Freker, served on the Compensation Committee through March 22, 2007 at which time he was replaced by Mr. Myers. Mr. Frankenberg serves as the Chairman of the Compensation Committee. The mandate of the Compensation Committee is to review and recommend to the Board of Directors the Company’s compensation and benefit policies, and oversee, evaluate and approve compensation plans, policies and programs for the Company’s executive officers.

The Compensation Committee held four meetings during the fiscal year ended September 30, 2007. The Board of Directors adopted a written charter for the Compensation Committee in February 2004, a copy of which is available on the Company’s Web site at http://www.nuance.com/company/governance.

The Compensation Committee Report and Compensation Discussion and Analysis are included in this Proxy Statement.

Consideration of Director Nominees

Stockholder Nominees

The Nominating Committee will consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as well as candidates recommended for consideration by the Nominating

Committee as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations must comply with the requirements of the Company’s amended and restated bylaws and should include all information relating to such nominee as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended or any successor thereto (the “Exchange Act”), such nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected, as well as a written statement executed by such nominee acknowledging that as a director of the Company, such nominee will owe a fiduciary duty under the General Corporation Law of the State of Delaware exclusively to the Company and its stockholders. In addition, stockholder nominations should be submitted within the time frame as specified under “Stockholder Proposals” above and addressed to: Nuance Communications, Inc., Attention: General Counsel, 1 Wayside Road, Burlington, Massachusetts 01803.

A stockholder that instead desires to merely recommend a candidate for consideration by the Nominating Committee shall direct the recommendation in writing to Nuance Communications, Inc., Attention: General Counsel, 1 Wayside Road, Burlington, Massachusetts 01803, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Nominating Committee has not specified any minimum qualifications for serving on the Board of Directors. However, the Nominating Committee endeavors to evaluate, propose and approve candidates with business experience and personal skills in technology, finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board of Directors. The Nominating Committee seeks to ensure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee and may be considered at any point during the year. As described above, the Nominating Committee considers properly submitted stockholder nominations and recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons proposing candidates, nominations and recommendations are aggregated and considered by the Nominating Committee. If any materials are provided by a stockholder in connection with the nomination or recommendation of a director candidate, such materials are forwarded to the Nominating Committee. The Nominating Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Frankenberg and Myers. A former director, Mr. Freker, served on the Compensation Committee through March 22, 2007 at which time he was replaced by Mr. Myers. None of the members of the Compensation Committee has been or is an officer or employee of the Company. None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of the Company. Six directors attended the 2007 annual meeting of stockholders.

Communication with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders who are interested in communicating with the Board of Directors are encouraged to do so by submitting an email to Generalcounsel@nuance.com or by writing to us at Nuance Communications, Inc., Attention: General Counsel, 1 Wayside Road, Burlington, Massachusetts 01803. Stockholders who would like their submission directed to a member of the Board of Directors may so specify. Communications will be reviewed by the General Counsel and forwarded to the Board, or the individual if so specified, as appropriate.

Code of Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics for all of our directors, officers and employees on February 24, 2004. Our Code of Business Conduct and Ethics can be found on our website:
http://www.nuance.com/company/governance. We will provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Such a request should be made in writing and addressed to Nuance Communications, Inc., Attention: Investor Relations, 1 Wayside Road, Burlington, Massachusetts 01803. Further, our Code of Business Conduct and Ethics was filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on March 15, 2004.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors and executive officers. The guidelines were adopted to further align the interests of our non-employee directors and our executive officers with the interests of the stockholders. Under our guidelines, the target share ownership levels are five times the annual salary for our chief executive officer, three times annual salary for executive officers, and three times the annual cash retainer for non-employee directors. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines. We have not specified a time period during which individuals must be in compliance with the guidelines, however, until an individual has reached the target level, he or she will be required to retain twenty-five percent of the net shares received as a result of the exercise of stock options or vesting of restricted stock until the guidelines are met.

Corporate Governance Guidelines

Our corporate governance principles are set forth in our “Corporate Governance Guidelines”. These guidelines cover the following significant topics:

Board Selection Process.  It is expected that all directors will be alert to potential Board candidates with appropriate skills and characteristics and communicate information regarding board selection matters to the Nominating Committee. The Nominating Committee is expected to exercise initiative in recommending to the Board candidates for directorships and board committee assignments. The Board endorses the value of seeking qualified directors from diverse backgrounds otherwise relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

Board Leadership.  The leadership of the Board includes a Chairman of the Board and a lead independent director selected by the Governance Committee. The lead independent director serves as the focal point for independent directors regarding resolving conflicts with the CEO, or other independent directors, and coordinating feedback to the CEO on behalf of independent directors regarding business issues and board management. The lead independent director and the other independent directors meet regularly without the CEO present.

Director’s Eligibility, Education, and Term of Office.  Directors may not serve on the board of directors of more than five other public companies. Directors are reimbursed for costs incurred in connection with participating in director education programs. Each director is required to notify the Chairman upon a job change. The Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. Directors must retire from the board at the conclusion of any term during which the director reaches the age of seventy five years, unless waived by the Board.

Committees.  The current committee structure of the Board includes the following committees: Audit, Compensation, Nominating and Governance. The charters of each standing committee are reviewed periodically with a view to delegating committees with the authority of the Board concerning specified matters appropriate to such committee.

Compensation of Non-Employee Directors

Each non-employee director receives an annual retainer of $30,000. The Chairman of the Audit Committee receives an annual retainer of $15,000 and the other members of the Audit Committee receive an annual retainer of $7,500. The Chairman of the Compensation Committee receives an annual retainer of $7,500 and the other members of the Compensation Committee receive an annual retainer of $5,000. The Chairmen of the Nominating and Governance Committees receive annual retainers of $5,000 and the additional members of the Nominating and Governance Committees receive an annual retainer of $2,500. In addition to the annual retainer, each non-employee director receives $2,000 for each Board meeting attended in person, $1,500 for each Committee meeting attended in person and $750 for each Board or Committee meeting attended telephonically. The Company also reimburses directors for expenses in connection with attendance at meetings.

Non-employee directors are also entitled to participate in the 1995 Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan, as amended, provides for an initial grant of 30,000 restricted stock purchase rights to non-employee directors upon first joining the Board of Directors as a non-employee director, with a purchase price equal to $0.001. In addition, non-employee directors will be eligible to automatically receive annual grants of 15,000 restricted stock purchase rights on January 1 of each year, provided that, on such date, he or she shall have served on the Board of Directors for at least six months, with a purchase price equal to $0.001 per share. All restricted stock purchase rights granted to the non-employee directors will vest annually over a three-year period, subject to the non-employee director’s remaining a member of the Board of Directors on such vesting date.

The following table provides information regarding the actual cash and stock compensation paid to our non-employee directors during the 2007 fiscal year:

DIRECTOR COMPENSATION

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Charles W. Berger(3)	40,500	43,142	631,856	715,498
Robert J. Frankenberg	85,250	43,142	16,676	145,068
Jeffrey A. Harris	41,750	43,142	27,456	112,348
William H. Janeway	40,500	43,142	55,824	139,466
Katharine A. Martin	48,250	43,142	16,676	108,068
Mark B. Myers	67,000	43,142	16,676	126,818
Philip J. Quigley	51,500	43,142	27,456	122,098
Robert G. Teresi	45,750	43,142	16,676	105,568
Robert M. Finch(4)	46,000	242,985	170,777	459,762
John C. Freker, Jr.(5)	42,750	242,985	170,777	456,512

(1)	Amounts set forth in the Stock Awards column represents the aggregate amount recognized for financial statement reporting purposes with respect to the directors for fiscal 2007, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123, as amended by SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”).

(2)	Amounts set forth in the Option Awards column represents the aggregate amount recognized for financial statement reporting purposes with respect to the directors for fiscal 2007, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with SFAS 123(R) based on the assumptions set forth in Note 16 to the Company’s consolidated financial statements as filed with the Securities and Exchange Commission on Form 10-K on November 29, 2007 (“Note 16”).

(3)	Mr. Berger’s stock compensation during fiscal 2007 included the value of 1,402,884 stock options assumed by the Company in connection with its acquisition of the former Nuance Communications, Inc., for which Mr. Berger served as Chief Executive Officer.

(4)	Mr. Finch did not stand for reelection at the 2007 Annual Meeting, accordingly, his term as a director ended on March 22, 2007. Upon the termination of his status as a director, the Board agreed to accelerate the vesting of Mr. Finch’s outstanding equity awards. The Company took an additional charge of $69,150 associated with the modification of the award to allow for acceleration of the restricted stock award and $135,347 associated with the acceleration of the unvested options.

(5)	Mr. Freker did not stand for reelection at the 2007 Annual Meeting, accordingly, his term as a director ended on March 22, 2007. Upon the termination of his status as a director, the Board agreed to accelerate the vesting of Mr. Freker’s outstanding equity awards. The Company took an additional charge of $69,150 associated with the modification of the award to allow for acceleration of the restricted stock award and $135,347 associated with the acceleration of the unvested options.

The grant date fair value of each Stock Award expensed during fiscal 2007 is set forth in the following table, computed in accordance with SFAS 123(R) based on the closing stock price on the grant date. There were no Stock Award forfeitures by the directors during fiscal 2007.

Name	Grant Date	Shares	Value

Mr. Berger	January 1, 2007	15,000	$173,835
Mr. Frankenberg	January 1, 2007	15,000	$173,835
Mr. Harris	January 1, 2007	15,000	$173,835
Mr. Janeway	January 1, 2007	15,000	$173,835
Ms. Martin	January 1, 2007	15,000	$173,835
Mr. Myers	January 1, 2007	15,000	$173,835
Mr. Quigley	January 1, 2007	15,000	$173,835
Mr. Teresi	January 1, 2007	15,000	$173,835
Mr. Finch(4)	January 1, 2007	15,000	$173,835
Mr. Freker(5)	January 1, 2007	15,000	$173,835

The aggregate number of Stock Awards held by each director as of September 30, 2007 is set forth in the following table:

Name	Stock Awards

Mr. Berger	15,000
Mr. Frankenberg	15,000
Mr. Harris	15,000
Mr. Janeway	15,000
Ms. Martin	15,000
Mr. Myers	15,000
Mr. Quigley	15,000
Mr. Teresi	15,000
Mr. Finch	—
Mr. Freker	—

The grant date fair value of each option award expensed during fiscal 2007 is set forth in the following table and is computed in accordance with SFAS 123(R) based on the assumptions set forth in Note 16 to our Annual Report on Form 10-K. There were no option award forfeitures by the directors during fiscal 2007.

Name	Grant Date	Options (#)	Value ($)

Mr. Berger(3)	September 15, 2005	365,970	1,313,027
Mr. Berger(3)	September 15, 2005	670,945	2,472,164
Mr. Berger(3)	September 15, 2005	248,444	761,232
Mr. Berger(3)	September 15, 2005	117,525	360,097
Mr. Frankenberg	January 3, 2006	15,000	64,071
Mr. Harris	September 15, 2005	50,000	109,900
Mr. Janeway	April 8, 2004	50,000	156,700
Mr. Janeway	January 3, 2006	15,000	64,071
Ms. Martin	January 3, 2006	15,000	64,071
Mr. Myers	January 3, 2006	15,000	64,071
Mr. Quigley	September 15, 2005	50,000	109,900
Mr. Teresi	January 3, 2006	15,000	64,071
Mr. Finch(4)	January 3, 2006	15,000	64,071
Mr. Finch(4)	August 11, 2003	50,000	110,930
Mr. Freker(5)	January 3, 2006	15,000	64,071
Mr. Freker(5)	August 11, 2003	50,000	110,930

The aggregate number of stock options held by each director as of September 30, 2007 is set forth in the following table:

Name	Stock Options

Mr. Berger	858,853
Mr. Frankenberg	210,854
Mr. Harris	50,000
Mr. Janeway	80,000
Ms. Martin	145,000
Mr. Myers	65,000
Mr. Quigley	184,189
Mr. Teresi	140,000
Mr. Finch	—
Mr. Freker	—

EXECUTIVE COMPENSATION, MANAGEMENT AND OTHER INFORMATION

Information Concerning Executive Officers Who Are Not Directors

Steven G. Chambers, 45, has served as our President, Mobile and Consumer Services Division since October 2007. Prior to that position, Mr. Chambers served as our President, SpeechWorks Solutions Business Unit from March 2004 to October 2007. Mr. Chambers joined Nuance in August 2003 as General Manager, Networks Business Unit in connection with our acquisition of SpeechWorks International, Inc. and was elected an executive officer on March 1, 2004. From September 1999 to August 2003, Mr. Chambers served as the Chief Marketing Officer of SpeechWorks International, Inc.

L. Wesley Hayden, 51, has served as our President, Enterprise Division since October 2007. From April 1999 to September 2007, Mr. Hayden was employed by Genesys Telecommunications Laboratories, Inc. where he held sales management positions from April 1999 to June 2004 and served as President and Chief Executive Officer from June 2004 through September 2007. From December 1996 to April 1999, Mr. Hayden served in key executive roles with Informix Corp. which subsequently changed its name to Ascential Software Corp. and was acquired by International Business Machines Corp.

Donald W. Hunt, 52, has served as our President, Global Sales since October 2007 and served as our Senior Vice President, Worldwide Sales from September 2006 to October 2007. Mr. Hunt was elected an executive officer effective November 2, 2006. From June 2004 through June 2006, Mr. Hunt served as Senior Vice President of Worldwide Sales of Macromedia, Inc., which was acquired by Adobe Systems Incorporated. Prior to joining Macromedia, from December 2001 to May 2003, Mr. Hunt served as Senior Vice President of Worldwide Field Operations for MatrixOne, Inc. From January 1999 to April 2001, Mr. Hunt served as Senior Vice President of Worldwide Field Operations at Genesys Telecommunications Laboratories, Inc. a subsidiary of Alcatel.

Robert N. Wise, 46, has served as our President, Dictaphone Healthcare Solutions Division since October 2007. From August 2004 to September 2007, Mr. Wise served as our Senior Vice President, Professional Services. From May 2001 to July 2004, Mr. Wise served as Chief Executive Officer of ThinkFree Corporation. From 1997 to May 2001, he served as Chief Technology Officer and Executive Vice President of USWeb Corporation. Prior to joining USWeb Corporation, from 1995 to 1997, Mr. Wise served as Vice President Worldwide Consulting for Novell Corporation.

John D. Shagoury, 50, has served as our President, Imaging Division since October 2007. From March 2004 to October 2007, Mr. Shagoury served as President of our Productivity Business Applications Business Unit. From January 2003 to December 2003, Mr. Shagoury held the position of President of Kubi Software, Inc. From June 2000 to April 2002, Mr. Shagoury served as President of Lernout & Hauspie Holdings USA. From June 1998 to June 2000, Mr. Shagoury served as President of Dragon Systems, Inc.

Jeanne F. McCann, 56, has served as our Executive Vice President of Operations since October 2007. From September 2003 to October 2007, Ms. McCann served as our Senior Vice President of Research and Development. From December 2001 to September 2003, Ms. McCann served as Senior Vice President Speech Research and Development. From June 2000 to December 2001, Ms. McCann served as Senior Vice President, Development — SLS Division of Lernout & Hauspie. From July 1998 to June 2000, Ms. McCann served as Vice President, Development for Dragon Systems, Inc.

James R. Arnold, Jr., 51, has served as our Senior Vice President and Chief Financial Officer since September 2004. From April 2003 through June 2004, Mr. Arnold served as Corporate Vice President and Corporate Controller for Cadence Design Systems, Inc. From October 1997 through April 2003, Mr. Arnold held a number of key financial positions, including Chief Financial Officer in 2000 and 2001, with Informix Corp. which changed its name to Ascential Software Corp. and was subsequently acquired by International Business Machines Corp.

SUMMARY COMPENSATION TABLE

The table below sets forth, for the period indicated, the compensation paid or granted by the Company to the individuals who served during fiscal 2007 as Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company, other than the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers as of September 30, 2007 (collectively, the “Named Executive Officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)		($)

Paul A. Ricci,	2007	575,000	—	4,487,773	1,615,508	(2)	29,700	(3)	6,707,981
Chief Executive Officer
James R. Arnold, Jr.,	2007	291,875	—	310,025	284,831	(4)	21,952	(5)	908,683
Sr. Vice President and Chief Financial Officer
Steven G. Chambers,	2007	286,458	—	908,879	475,940	80,002 (6)	26,547	(7)	1,777,826
President, Mobile and Consumer Services Division
Donald W. Hunt,	2007	340,801	100,000	3,218,622	429,324	300,349 (8)	19,170	(9)	4,408,266
President, Global Sales
Jeanne F. McCann,	2007	278,333	—	964,366	312,861	(10)	20,670	(11)	1,576,230
Executive Vice President of Operations

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Nuance Communications, Inc. in fiscal 2007 for equity awards as determined pursuant to FAS 123R disregarding forfeiture assumptions. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth under Note 16 of the Notes to Consolidated Financial Statements included in Nuance Communications, Inc.’s Annual Report on Form 10-K for 2007 filed with the SEC on November 29, 2007.

(2)	In lieu of a cash bonus for fiscal 2007, Mr. Ricci received Restricted Stock Units having a value equal to $575,000 on December 17, 2007 which will vest on March 15, 2008.

(3)	Represents the following:

Matching contributions to 401(k) plan	$4,500
Reimbursement for tax and financial planning services	10,000
Enhanced long term disability benefits	2,217
Premiums for term life insurance policy	2,300
Company-paid car lease	8,633
Chairman’s Club	2,050

Total	$29,700

(4)	In lieu of a cash bonus for fiscal 2007, Mr. Arnold received Restricted Stock Units having a value equal to $150,000 on December 17, 2007 which will vest on March 15, 2008.

(5)	Represents the following:

Matching contributions to 401(k) plan	$2,998
Reimbursement for tax and financial planning services	5,000
Gross-up in taxes for tax and financial planning services	1,829
Enhanced long term disability benefits	1,677
Premiums for term life insurance policy	188
Company-paid car lease	2,260
Car allowance	8,000

Total	$21,952

(6)	Represents commission payments made to Mr. Chambers pursuant to his 2007 Sales Incentive Plan achievement. In addition, in lieu of a cash bonus for fiscal 2007, Mr. Chambers received Restricted Stock Units having a value equal to $91,250 on December 17, 2007 which will vest on March 15, 2008.

(7)	Represents the following:

Matching contributions to 401(k) plan	$4,500
Reimbursement for tax and financial planning services	5,000
Gross-up in taxes for tax and financial planning services	2,326
Enhanced long term disability benefits	1,677
Premiums for term life insurance policy	131
Company-paid car lease	6,313
Car allowance	4,550
Chairman’s Club	2,050

Total	$26,547

(8)	Represents commission payments made to Mr. Hunt pursuant to his 2007 Sales Incentive Plan achievement of $300,349 and $100,000 paid to Mr. Hunt as a sign-on bonus.

(9)	Represents the following:

Matching contributions to 401(k) plan	$1,818
Enhanced long term disability benefits	1,677
Chairman’s Club	2,050
Car allowance	13,625

Total	$19,170

(10)	In lieu of a cash bonus for fiscal 2007, Ms. McCann received Restricted Stock Units having a value equal to $150,000 on December 17, 2007 which will vest on March 15, 2008.

(11)	Represents the following:

Matching contributions to 401(k) plan	$4,805
Enhanced long term disability benefits	1,677
Car allowance	14,188

Total	$20,670

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

Chief Executive Officer

Mr. Ricci serves as our Chief Executive Officer and Chairman of the Board. We entered into an amended and restated employment agreement with Mr. Ricci effective August 11, 2006. Pursuant to the new agreement, effective October 1, 2006, Mr. Ricci received an annual base salary of $575,000, with an annual bonus opportunity of up to one hundred percent of his base salary. The Company has also agreed to reimburse Mr. Ricci for up to $10,000 of tax and financial planning services and to provide a $15,000 car allowance to Mr. Ricci. Mr. Ricci also received the following equity-based compensation awards: (i) a grant of 750,000 shares of restricted stock which shall vest on August 11, 2009 (735,445 of the shares of restricted stock were issued on August 11, 2006 and 14,555 of the shares of restricted stock were issued on October 1, 2006), provided that the vesting of fifty percent of such shares shall accelerate upon the achievement of certain performance objectives established by the Board of Directors for the Company’s 2007 fiscal year and the vesting of the remaining fifty percent of such shares shall accelerate upon the achievement of certain performance objectives established by the Board of Directors for the Company’s 2008 fiscal year and (ii) a grant of 1,000,000 stock options which vest in three equal annual installments on each anniversary of the grant date. In addition, Mr. Ricci is entitled to receive an additional grant of 250,000 shares of restricted stock if (x) the vesting of the shares of restricted stock described above is accelerated based upon the achievement of the fiscal 2007 and fiscal 2008 performance objectives or (y) the closing price of the Company’s common stock on the NASDAQ Stock Market exceeds $18 per share for a period of ninety consecutive calendar days. If issued, the additional grant of shares of restricted stock shall be scheduled to vest on August 11, 2009. The grants of equity-based compensation pursuant to the terms of the employment agreement are intended to serve as Mr. Ricci’s equity-based compensation for the three-year term of the agreement, provided, however the Compensation Committee reserves the right to make additional grants of equity-based compensation to Mr. Ricci if deemed appropriate by the Compensation Committee.

Upon any termination of Mr. Ricci’s employment by the Company, other than for cause, death or disability, or by Mr. Ricci for good reason, Mr. Ricci shall be entitled to continued payment of 1.5 times his base salary as then in effect and payment of one hundred percent of his target bonus as then in effect for a period of eighteen months following termination; provided, however, if such termination occurs within 12 months of a change in control of the Company, Mr. Ricci shall be entitled to continued payment of 2.0 times his base salary as then in effect and payment of one hundred percent of his target bonus as then in effect for a period of twenty-four months following termination. In addition, upon any termination of Mr. Ricci’s employment by the Company, other than for cause, death or disability, or by Mr. Ricci for good reason, (i) the vesting of all equity-based compensation awards issued to Mr. Ricci prior to August 11, 2006 shall accelerate and be fully vested as of the termination date and (ii) equity-based compensation awards issued on or after August 11, 2006 shall continue to vest during the severance period and any unvested options or awards at the termination of the severance period will be forfeited, provided, however, if such termination occurs within 12 months of a change in control of the Company, the vesting of one hundred percent of Mr. Ricci’s stock options and restricted stock shall accelerate upon the termination event. Following termination of Mr. Ricci’s employment, Mr. Ricci shall be entitled to exercise all stock options granted prior to August 11, 2006 for the life of the stock option, and all stock options granted on or after August 11, 2006 for the lesser of (i) the life of the stock option or (ii) two years following the termination date. If Mr. Ricci’s employment is terminated due to his death or disability, Mr. Ricci (or his legal heirs or designees) shall be entitled to receive his base salary through the termination date and all equity-based compensation awards issued to Mr. Ricci shall accelerate and be fully vested as of the termination date. Mr. Ricci is also entitled to continuation of certain Company benefits following termination of employment, depending on the circumstances surrounding such termination. Mr. Ricci has agreed not to compete with the Company or solicit the Company’s employees or customers during the period in which he is receiving severance payments from the Company.

The agreement also provides for reimbursement to Mr. Ricci for excise tax payments which may be due pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), if payments to Mr. Ricci are deemed “parachute payments” within the meaning of Section 280G of the Code, subject to a maximum amount of $4,000,000. The Company has also agreed to provide an enhanced executive medical program and will reimburse up to $15,000 of services provided under the program annually. The Company has also agreed to reimburse Mr. Ricci up to $15,000 per year for post-retirement medical coverage for a ten year period. Mr. Ricci will only receive this benefit in the event that (i) Mr. Ricci’s employment is terminated within twelve months following a change in control of the Company or (ii) Mr. Ricci retires from active employment with the Company after the age of fifty-five.

The following table describes the potential payments upon termination of Mr. Ricci’s employment by the Company without cause (as defined in his employment agreement) or by Mr. Ricci for good reason (as defined in his employment agreement). For purposes of valuing equity awards, the amounts below are based on a per share price of $18.68, which was the closing price as reported on the NASDAQ Global Select Market on December 31, 2007.

	Termination	Resignation for		Termination
	Without Cause	Good Reason	Retirement from	Due to	Termination
	(No Change of	(No Change of	Nuance	Death or	(Change of
	Control)	Control)	After Age 55	Disability	Control)

Severance Payment	$1,725,000	$1,725,000	$—	$—	$2,300,000
Equity Awards	15,918,418	15,918,418	—	15,918,418	15,918,418
Benefits Continuation	24,767	24,767	—	33,023	33,023
Medical Coverage	—	—	150,000	—	150,000
280G “Gross-up” Payment (maximum value)	—	—	—	—	4,000,000

Total	$17,668,185	$17,668,185	$150,000	$15,951,441	$22,401,441

Other Named Executive Officers

Mr. Arnold serves as our Chief Financial Officer. As part of Mr. Arnold’s September 2004 offer letter, in the event Mr. Arnold’s employment is terminated without cause and provided he executes our standard severance agreement, Mr. Arnold will receive a severance package of six months base salary and six months paid health insurance under COBRA. If Mr. Arnold’s employment is terminated without cause within six months following a change of control, Mr. Arnold will receive a severance package of twelve months base salary and twelve months paid health insurance under COBRA, plus immediate acceleration of all of his unvested stock options or restricted stock.

Mr. Chambers serves as President of our Mobility & Consumer Services Division. As part of Mr. Chambers August 2003 offer letter, in the event Mr. Chambers’ employment is terminated for any reason other than cause, Mr. Chambers will be eligible to receive a severance package that is equal to the greater of the severance provided under the Senior Management severance plan in place at the time of his termination or six months base salary. In the event there is a change in control and Mr. Chambers’ employment is terminated within six months following the change in control, all of his unvested stock options and restricted stock will become fully vested as of the effective date of the termination of his employment. In addition, under the terms of our standard severance benefits for officers, if Mr. Chambers’ employment is terminated without cause, Mr. Chambers will receive a severance package of six months base salary and six months paid health insurance under COBRA, provided, however, if such termination occurs in connection with a change of control, Mr. Chambers will receive a severance package of twelve months base salary and twelve months paid health insurance under COBRA.

Mr. Hunt serves as our Senior Vice President, Worldwide Sales. As part of Mr. Hunt’s September 2006 offer letter, in the event Mr. Hunt’s employment is terminated without cause and provided he executes our standard severance agreement, Mr. Hunt will receive a severance package of twelve months base salary and twelve months paid health insurance under COBRA. If Mr. Hunt’s employment is terminated without cause within twelve months following a change of control, Mr. Hunt will receive a severance package of twelve months base salary and twelve months paid health insurance under COBRA, plus immediate acceleration of all of his unvested stock options or restricted stock. In addition, if there is a change of control transaction and there is a significant reduction in Mr. Hunt’s duties, position, reporting status or responsibilities during the twelve month period following the change of control transaction, Mr. Hunt will have the right to the same change of control benefits, as outlined above, provided he remains with the Company for the full one-year period following the change of control, executes our standard severance agreement and gives notice of his intent to terminate employment within 30 days of the end of the twelve month period following the change of control transaction.

Ms. McCann serves as our Executive Vice President of Operations. Under the terms of a letter addressed to Ms. McCann on February 17, 2003, in the event there is a change in control and Ms. McCann’s employment is terminated within six months following the change in control, all of her unvested stock options and restricted stock will become fully vested as of the effective date of the termination of her employment. In addition, under the terms of our standard severance benefits for officers, if Ms. McCann’s employment is terminated without cause, Ms. McCann will receive a severance package of six months base salary and six months paid health insurance under COBRA, provided, however, if such termination occurs in connection with a change of control, Ms. McCann will receive a severance package of twelve months base salary and twelve months paid health insurance under COBRA.

The following tables describe the potential payments upon termination of employment of our Named Executive Officers, other than our Chief Executive Officer, by the Company without cause (as defined in each individual employment agreement or offer letter). For purposes of valuing equity awards, the amounts below are based on a per share price of $18.68, which was the closing price as reported on the NASDAQ Global Select Market on December 31, 2007.

Termination of Employment Without a Change of Control

		Accelerated
		Vesting of
	Severance Payment	Unvested Equity	Continuation of
Name	Upon Termination	Awards	Benefits	Total

James R. Arnold, Jr.	$150,000	—	$8,225	$158,225
Steven G. Chambers	$200,000	—	$2,948	$202,948
Donald W. Hunt	$350,000	—	$16,452	$366,452
Jeanne F. McCann	$150,000	—	$2,948	$152,948

Termination of Employment With a Change of Control

		Accelerated
		Vesting of
	Severance Payment	Unvested Equity	Continuation of
Name	Upon Termination	Awards	Benefits	Total

James R. Arnold, Jr.	$300,000	$3,076,605	$16,451	$3,393,056
Steven G. Chambers	$400,000	$8,365,093	$5,896	$8,770,989
Donald W. Hunt	$350,000	$6,539,127	$16,452	$6,905,579
Jeanne F. McCann	$300,000	$4,687,480	$5,896	$4,993,376

GRANTS OF PLAN BASED AWARDS

The following table shows all plan-based awards granted to our Named Executive Officers during fiscal 2007. The awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table on the following page.

		Estimated Possible Payouts Under									Grant Date
		Non-Equity Incentive Plan				Estimated Future Payouts Under				Exercise or Base	Fair Value of
		Awards(1)				Equity Incentive Plan Awards				Price of Option	Stock and
		Threshold	Target		Maximum	Threshold	Target		Maximum	Awards	Option
Name	Grant Date	($)	($)		($)	(#)	(#)		(#)	($/Sh)	Awards ($)(2)

Paul A. Ricci	10/1/2006					—	14,555	(3)	—	—	119,919
	12/15/2006					—	33,633	(4)	—	—	401,881
	10/1/2006	379,500	575,000		718,750
James R. Arnold, Jr.	12/15/2006					—	8,616	(4)	—	—	102,953
	4/16/2007					—	25,000	(5)	—	16.41	166,615
	4/16/2007					—	37,500	(6)	—	—	615,338
	4/16/2007					—	37,500	(7)	—	—	615,338
	10/1/2006	99,000	150,000		187,500
Steven G. Chambers	12/15/2006					—	6,235	(4)	—	—	74,502
	4/16/2007					—	25,000	(5)	—	16.41	166,615
	4/16/2007					—	100,000	(6)	—	—	1,640,900
	4/16/2007					—	75,000	(7)	—	—	1,230,675
	10/1/2006	60,225	91,250		114,063
	10/1/2006	—	80,002	(8)	—
Donald W. Hunt	10/10/2006					—	62,434	(9)	—	—	599,928
	10/10/2006					—	400,000	(10)	—	9.61	1,766,880
	10/10/2006					—	150,000	(11)	—	—	1,441,350
	10/10/2006					—	225,000	(3)	—	—	2,162,025
	10/10/2006					—	225,000	(12)	—	—	2,162,025
	10/1/2006	—	300,349	(13)	—
Jeanne F. McCann	12/15/2006					—	11,790	(4)	—	—	140,879
	4/16/2007					—	25,000	(5)	—	16.41	166,615
	4/16/2007					—	100,000	(6)	—	—	1,640,900
	4/16/2007					—	75,000	(7)	—	—	1,230,675
	10/1/2006	99,000	150,000		187,500

(1)	The Company’s annual Bonus Program provides that annual bonuses may be paid in cash or shares of stock, which may or may not have additional vesting requirements, as determined by the Compensation Committee. The amounts reflected in this table as “Threshold,” “Target” and “Maximum” are estimated amounts and assume that each Named Executive Officer participating in the Company’s annual Bonus Program would receive a payment based solely upon the percent by which the program is funded. The actual amount paid to each Named Executive Officer is determined based upon their performance during the fiscal year. For fiscal 2007, the Compensation Committee determined that each Named Executive Officer would receive their target amount and all amounts payable pursuant to the Bonus Program would be paid in the form of Restricted Stock Units which will vest on March 15, 2008. Details of the actual amounts earned by the Named Executive Officers and the restricted stock grants are set forth in the footnotes to the Summary Compensation Table above.

(2)	Reflects the grant date fair value of each target equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in Note 16 to the Company’s consolidated financial statements as filed with the Securities and Exchange Commission on Form 10-K on November 29, 2007. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(3)	These grants vest on the third anniversary from date of grant with opportunities for acceleration for the achievement of fiscal 2007 financial goals and fiscal 2008 financial goals. Financial goals were achieved for

2007 (non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52), accordingly fifty percent of the grant vested on November 29, 2007.

(4)	These grants were issued pursuant to the Company’s fiscal 2006 Bonus Plan and vested one hundred percent on March 15, 2007.

(5)	These options, which have a seven year term, will vest over a three year term, one third on each anniversary of the date of grant.

(6)	These grants are time-based and will vest one hundred percent on the third anniversary from the date of grant.

(7)	These grants are performance based and will only vest upon the achievement of certain individual objectives. Vesting of one sixth of the shares is based on individual objectives for the second half of fiscal 2007, vesting of one third of the shares is based on individual objectives for each of fiscal 2008 and fiscal 2009 and vesting of one sixth of the shares is based on individual objectives for the first half of fiscal 2010. If the individual performance objectives are not achieved, the restricted stock units will not vest and will be forfeited. Individual objectives for the second half of fiscal 2007 were achieved by all Named Executive Officers, with the exception of Mr. Arnold.

(8)	In addition to participating in the Company’s fiscal 2007 Bonus Program, Mr. Chambers was entitled to commission-based payments during fiscal 2007 under his sales commission program. This amount represents the actual amount paid to Mr. Chambers pursuant to his sales commission program.

(9)	This grant was issued as an inducement material to Mr. Hunt’s initial employment with the Company and vested on December 2, 2006.

(10)	These options, which have a seven year term, will vest twenty-five percent on the first anniversary of the grant date and monthly thereafter.

(11)	This grant, which has a seven year term, will vest one third on each anniversary of the grant date.

(12)	This grant is a performance-based grant and will only vest, if ever, upon achievement of financial goals. Vesting of one third of the restricted stock units is based upon financial objectives for each of fiscal 2007, 2008 and 2009. If the goals are not achieved for each fiscal period, then the restricted stock units will not vest and will be forfeited. Mr. Hunt achieved his goals for fiscal 2007. Accordingly, one third of the restricted stock units vested.

(13)	Mr. Hunt did not participate in the Company’s fiscal 2007 Bonus Program. This amount represents the actual amount paid to Mr. Hunt pursuant to his sales commission program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth all outstanding equity awards held by each Named Executive Officer outstanding as of September 30, 2007:

										Stock Awards
										Equity Incentive		Equity Incentive
										Plan Awards:		Plan Awards:
										Number of		Market or
		Option Awards								Unearned		Payout
		Number of	Number of				Number of		Market	Shares, or		Value of
		Securities	Securities				Shares or		Value of	Units		Unearned
		Underlying	Underlying				Units of		Shares or	or Other		Shares,
		Unexercised	Unexercised		Option		Stock That		Units of Stock	Rights		Units or
		Options	Options		Exercise	Option	Have Not		That Have Not	That Have Not		Other Rights That
	Grant	Exercisable	Unexercisable		Price	Expiration	Vested		Vested	Vested		Have Not Vested
Name	Date	(#)	(#)		($)	Date	(#)		($)	(#)		($)

Paul A. Ricci	—	—	—		—	—	750,000	(1)	14,482,500	250,000	(2)	4,827,500
	8/17/2000	1,040,000	—		1.3438	8/17/2010	—		—	—		—
	4/29/2002	561,554	—		5.36	4/29/2012	—		—	—		—
	6/14/2002	450,000	—		6.97	6/14/2012	—		—	—		—
	3/16/2005	625,000	125,000	(3)	3.79	3/16/2012	—		—	—		—
	8/11/2006	333,334	666,666	(4)	7.57	8/11/2013	—		—	—		—
	2/2/1999	20,000	—		1.69	3/2/2009	—		—	—		—
	1/2/2000	5,000	—		4.75	1/3/2010	—		—	—		—
James R. Arnold, Jr.	9/30/2004	262,500	112,500	(5)	4.08	9/30/2011	—		—	—		—
	2/28/2005	83,333	16,667	(6)	4.29	2/29/2012	—		—	—		—
	4/16/2007		25,000	(7)	16.41	4/16/2014
							37,500	(8)	724,125	37,500	(9)	724,125
Steven G. Chambers	2/27/2004	200,000	—		5.46	2/27/2011	—		—	—		—
	8/15/2003	26,042	—		4.31	8/15/2013
	2/28/2005	52,291	16,667	(10)	4.29	2/29/2012	—		—	—		—
	2/15/2006	33,334	66,666	(11)	9.30	2/15/2013	—		—	—		—
	4/16/2007	—	25,000	(12)	16.41	4/16/2014	—		—	—		—
							175,000	(13)	3,379,250	75,000	(14)	1,448,250
Donald W. Hunt	10/10/2006	—	400,000	(15)	9.61	10/10/2013	—		—	—		—
		—	—		—	—	375,000	(16)	7,241,250	225,000	(17)	4,344,750
Jeanne F. McCann	12/31/2001	150,000	—		4.30	12/31/2011	—		—	—		—
	1/31/2002	50,000	—		4.18	1/31/2012	—		—	—		—
	4/29/2002	12,250	—		5.36	4/29/2012	—		—	—		—
	2/17/2003	100,000	—		4.01	2/17/2013	—		—	—		—
	8/11/2003	75,000	—		3.92	8/11/2013	—		—	—		—
	2/24/2004	75,000	—		5.67	2/24/2011	—		—	—		—
	2/15/2005	41,666	8,334	(18)	4.46	2/15/2012	—		—	—		—
	2/28/2005	41,666	8,334	(19)	4.29	2/29/2012	—		—	—		—
	2/15/2006	33,334	66,666	(20)	9.30	2/15/2013	—		—	—		—
	4/16/2007	—	25,000	(21)	16.41	4/16/2014	—		—	—		—
		—	—		—	—	175,000	(22)	3,379,250	75,000	(23)	1,448,250

(1)	These shares will vest one hundred percent on the 3rd anniversary of the date of grant, August 11, 2009, with opportunities for acceleration upon the achievement of goals at a rate of fifty percent for fiscal 2007 and fifty percent for fiscal 2008. Upon the filing of the Company’s Annual Report on Form 10-K for fiscal 2007, it was determined that the fiscal 2007 goals (non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52) had been achieved, accordingly fifty percent of these shares vested on November 29, 2007.

(2)	These shares represent a grant that may be issued to Mr. Ricci if the Company achieves its fiscal 2007 (non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52) and fiscal 2008 goals or if the closing price of the Company’s common stock is equal to or greater than $18 for a period of 90 calendar days. Mr. Ricci achieved the stock price targets, accordingly, this grant will vest on August 11, 2009 so long as he is employed by the Company on that date.

(3)	This grant vests quarterly over a three year period.

(4)	This grant vests quarterly over a three year period.

(5)	This grant vests twenty-five percent on the first anniversary of the grant date and monthly thereafter.

(6)	This grant vests quarterly over a three year period.

(7)	This grant will vest one third on each anniversary of the grant date.

(8)	This grant will vest on April 16, 2010, the third anniversary of the grant date.

(9)	These grants are performance based and will only vest upon the achievement of certain individual objectives. Vesting of one sixth of the shares is based on individual objectives for the second half of fiscal 2007, vesting of one third of the shares is based on individual objectives for each of fiscal 2008 and fiscal 2009 and vesting of one sixth of the shares is based on individual objectives for the first half of fiscal 2010. If the individual performance objectives are not achieved, the restricted stock units will not vest and will be forfeited. Mr. Arnold did not achieve his objectives for the second half of fiscal 2007.

(10)	This grant vests quarterly over a three year period.

(11)	This grant vests quarterly over a three year period.

(12)	This grant will vest one third on each anniversary of the grant date.

(13)	100,000 of these shares will vest on April 16, 2010. 75,000 of these shares will vest on February 15, 2009, the third anniversary of the date of grant, with opportunities for acceleration upon the achievement of goals at a rate of fifty percent for fiscal 2007 and fifty percent for fiscal year 2008. Upon the filing of the Company’s Annual Report on Form 10-K for fiscal 2007, it was determined that the fiscal 2007 goals (non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52) had been achieved, accordingly fifty percent of these shares vested on November 29, 2007.

(14)	These grants are performance based and will only vest upon the achievement of certain individual objectives. Vesting of one sixth of the shares is based on individual objectives for the second half of fiscal 2007, vesting of one third of the shares is based on individual objectives for each of fiscal 2008 and fiscal 2009 and vesting of one sixth of the shares is based on individual objectives for the first half of fiscal 2010. If the individual performance objectives are not achieved, the restricted stock units will not vest and will be forfeited. Mr. Chambers achieved his individual objectives for the second half of fiscal 2007, accordingly, one sixth of the shares vested on November 29, 2007.

(15)	This grant vests twenty-five percent on the grant date anniversary and then vests monthly thereafter.

(16)	150,000 of these shares vest in 50,000 share increments on each anniversary of the grant date, October 10, 2006. 225,000 of these shares will vest on October 10, 2009, the third anniversary of the date of grant with opportunities for acceleration upon achievement of goals at a rate of fifty percent for fiscal 2007 and fifty percent for fiscal year 2008. Upon the filing of the Company’s Annual Report on Form 10-K for fiscal 2007, it was determined that the fiscal 2007 goals (non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52) had been achieved, accordingly fifty percent of these shares vested on November 29, 2007.

(17)	These shares are performance-based and will only vest, if ever, upon achievement of financial goals. Vesting of one third of the restricted stock units is based upon financial objectives for each of fiscal 2007, 2008 and 2009. If the goals are not achieved for each fiscal period, then the restricted stock units will not vest and will be forfeited. Mr. Hunt achieved his goals for fiscal 2007, accordingly, one third of the restricted stock units vested on November 29, 2007.

(18)	This grant vests quarterly over a three year period.

(19)	This grant vests quarterly over a three year period.

(20)	This grant will vest one third on each anniversary of the grant date.

(21)	This grant will vest one third on each anniversary of the grant date.

(22)	100,000 of these shares will vest on April 16, 2010. 75,000 of these shares will vest on February 15, 2009, the third anniversary of the grant date with opportunities for acceleration upon the achievement of goals at a rate of fifty percent for fiscal 2007 and fifty percent for fiscal 2008. Upon the filing of the Company’s Annual Report on Form 10-K for fiscal 2007, it was determined that the fiscal 2007 goals (non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52) had been achieved, accordingly fifty percent of these shares vested on November 29, 2007.

(23)	These grants are performance based and will only vest upon the achievement of certain individual objectives. Vesting of one sixth of the shares is based on individual objectives for the second half of fiscal 2007, vesting of one third of the shares is based on individual objectives for each of fiscal 2008 and fiscal 2009 and vesting of one sixth of the shares is based on individual objectives for the first half of fiscal 2010. If the individual performance objectives are not achieved, the restricted stock units will not vest and will be forfeited. Ms. McCann achieved her individual objectives for the second half of fiscal 2007, accordingly one sixth of the shares vested on November 29, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and value realized upon exercise, and all Stock Awards vested and value realized upon vesting, by our Named Executive Officers during fiscal 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Total Value
	Acquired on Exercise	Exercise	Acquired on Vesting	Realized on Vesting
Name	(#)	($)	(#)	($)

Paul A. Ricci	585,000	7,984,597	33,633	472,174
James R. Arnold, Jr.	—	—	91,954	1,750,968
Steven G. Chambers	230,000	2,150,988	77,537	1,180,186
Donald W. Hunt	—	—	62,434	641,447
Jeanne F. McCann	—	—	60,735	898,667

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2007, there were 18,240,722 shares subject to issuance upon exercise of outstanding options or awards under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $6.48, and with a weighted average remaining life of 5.2 years. As of September 30, 2007 there were 4,383,262 shares available for issuance under those plans.

The following table provides information as of September 30, 2007 with respect to the shares of Common Stock that may be issued under existing equity compensation plans.

(c)
Number of
Securities
Remaining
			(b)	Available for Future
	(a)		Weighted	Issuance Under
	Number of		Average	Equity
	Securities to be		Exercise Price	Compensation
	Issued Upon		of	Plans (Excluding
	Exercise of		Outstanding	Securities Reflected
	Options		Options	in Column (a))

Equity compensation plans approved by shareholders(1)	8,129,790	(2)	$7.50	4,281,015	(3)
Equity compensation plans not approved by shareholders(4)(5)	6,881,797	(6)(7)	$6.70	472,300

Total equity compensation plans	15,011,587		$7.13	4,753,315

(1)	Consists of our 1995 Directors’ Stock Option Plan, 1993 Incentive Stock Option Plan, 1995 Employee Stock Purchase Plan, 1997 Employee Stock Option Plan, 1998 Stock Option Plan and 2000 Stock Plan.

(2)	Excludes securities to be issued upon vesting of restricted stock units. As of September 30, 2007, 4,294,860 shares of the Company’s Common Stock were issuable upon vesting of the restricted stock units.

(3)	Includes 370,053 shares of the Company’s Common Stock available for future issuance under the 1995 Employee Stock Purchase Plan.

(4)	Includes a stand-alone stock option grant to Mr. Ricci and Mr. Hunt described more fully below, our 2000 Nonstatutory Stock Option Plan and our 2003 Stock Plan (formerly the SpeechWorks International, Inc. 2000 Employee, Director and Consultant Stock Plan).

(5)	Excludes options assumed by the Company in the acquisitions of Caere, the former Nuance Communications, Inc., BeVocal, Inc. and VoiceSignal Technologies, Inc. As of September 30, 2007, a total of 3,229,135 shares of the Company’s Common Stock were issuable upon exercise of the assumed options. The weighted average exercise price of the outstanding assumed options is $3.43 per share and they have an average weighted life remaining of 6 years. All outstanding assumed options from the Caere acquisition are fully vested and exercisable. 2,229,508 of the 2,408,370 options outstanding in connection with the acquisition of the former Nuance Communications, Inc. were exercisable as of September 30, 2007. 597,214 of the options assumed and outstanding in connection with the acquisition of BeVocal, Inc. were exercisable as of September 30, 2007 due to an early exercise provision in the plan. 15,583 of the 114,909 options assumed and outstanding in connection with the acquisition of VoiceSignal Technologies, Inc. were exercisable as of September 30, 2007. No additional options may be granted under the assumed options or their related plans.

(6)	Excludes securities to be issued upon vesting of restricted stock units under the Company’s assumed 2003 Stock Plan (formerly SpeechWorks International, Inc. 2000 Employee, Director and Consultant Stock Plan). As of September 30, 2007, 518,799 shares of the Company’s Common Stock were issuable upon vesting of restricted stock units.

Excludes stand-alone restricted stock unit awards that were issued pursuant to the hiring of Mr. Hunt totaling 600,000. See Grants of Plan Based Awards table for details of these awards issued to Mr. Hunt.

Excludes stand-alone restricted stock unit awards issued in connection with the Company’s acquisitions of BeVocal, VoiceSignal Technologies, Inc. and Tegic Corporation. A total of 1,090,250 restricted stock units were unvested as of September 30, 2007. Shares subject to the restricted stock units vest over a three to four year period.

(7)	Includes the remaining outstanding shares from a stand-alone stock option to purchase 1,040,000 shares of the Company’s Common Stock granted to Mr. Ricci at a per share exercise price of $1.3438 on August 17, 2000. This option, which was issued in connection with the hiring of Mr. Ricci, is fully vested and exercisable. In the event of termination of employment, Mr. Ricci will have the remaining term of the option to exercise any unexercised options.

Includes a stand-alone stock option to purchase 400,000 shares of the Company’s Common Stock granted to Mr. Hunt at a per share exercise price of $9.61 on October 10, 2006. This option, which was issued in connection with the hiring of Mr. Hunt, has no shares exercisable as of September 30, 2007. See Grants of Plan Based Awards table for further details of this award issued to Mr. Hunt.

Includes stand-alone stock option grants that were issued in connection with the Company’s acquisition of BeVocal, Inc. A total of 648,000 stock options to purchase shares of the Company’s Common Stock were outstanding as of September 30, 2007. These options were issued at a price of $16.30, have a seven-year term and as of September 30, 2007 there were no shares exercisable.

DESCRIPTION OF PLANS NOT ADOPTED BY STOCKHOLDERS

2000 Nonstatutory Stock Option Plan (the “NSO Plan”)

In August 2000, the Board of Directors approved our NSO Plan. The NSO Plan has not been approved by our stockholders. The NSO Plan, which has been amended from time to time, provides for the grant of nonstatutory stock options to employees and consultants. A total of 10,150,000 shares of Common Stock have been reserved for issuance under the NSO Plan. Of this amount, as of September 30, 2007, options with respect to 3,143,992 shares were outstanding, and 259,366 shares were available for future grants. All of the outstanding options were granted with an exercise price at or above fair market value, ranging from $0.66 to $18.01 per share with an average per share exercise price of $5.45. Vesting schedules of the options range from 2 to 4 years, and they have a maximum term of 10 years. All future options will be issued at or above fair market value with a maximum option term of 7 years.

Nuance 2003 Stock Plan (formerly the SpeechWorks International, Inc. 2000 Employee, Director and Consultant Stock Plan) (the “2003 Plan”)

In August 2003, in connection with the SpeechWorks acquisition, the Company assumed the 2003 Plan. The 2003 Plan provides for the grant of nonstatutory stock options or stock purchase rights to employees and consultants that were not employed by the Company prior to the time of the acquisition. A total of 4,402,011 shares of Common Stock have been reserved for issuance under the 2003 Plan. Of this amount, as of September 30, 2007, options with respect to 1,647,836 shares were outstanding, stock purchase units with respect to 518,799 shares were outstanding, and 212,934 shares were available for future grants. All outstanding options were granted with an exercise price at or above fair market value, ranging from $3.46 to $18.01 per share with an average per share price of $7.9859. Vesting schedules of the options range from 3 to 4 years, and have a maximum term of 10 years. All future options will be issued at or above fair market value with a maximum option term of 7 years.

RELATED PARTY TRANSACTIONS

On May 5, 2005, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) by and among the Company, Warburg Pincus Private Equity VIII, L.P. and certain of its affiliated funds (collectively, “Warburg Pincus”) pursuant to which Warburg Pincus agreed to purchase and we agreed to sell 3,537,736 shares of our common stock and warrants to purchase 863,236 shares of our common stock for an aggregate purchase price of $15.1 million. The warrants have an exercise price of $5.00 per share and a term of four years. On May 9, 2005, the sale of the shares and the warrants pursuant to the Securities Purchase Agreement was completed. We also entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company and Warburg Pincus pursuant to which Warburg Pincus agreed to purchase and we agreed to sell 14,150,943 shares of our common stock and warrants to purchase 3,177,570 shares of our common stock for an aggregate purchase price of $60.0 million. The warrants have an exercise price of $5.00 per share and a term of four years. On September 15,

2005, the sale of the shares and the warrants pursuant to the Stock Purchase Agreement was completed. The net proceeds from these two fiscal 2005 financings were $73.9 million. In connection with the financings, we granted Warburg Pincus registration rights giving Warburg Pincus the right to request that we use commercially reasonable efforts to register some or all of the shares of common stock issued to Warburg Pincus under both the Securities Purchase Agreement and Stock Purchase Agreement, including shares of common stock underlying the warrants.

In connection with the foregoing transactions, we and Warburg Pincus entered into an Amended and Restated Stockholders Agreement dated May 5, 2005 (the “Amended and Restated Stockholders Agreement”), which amended and restated the previous Stockholders Agreement dated March 19, 2004. The Amended and Restated Stockholders Agreement provides Warburg Pincus with the opportunity to designate two directors to the Board, until the later of (i) the date that Warburg Pincus shall cease to beneficially own at least 25,000,000 shares of our voting stock, or (ii) the date that Warburg Pincus’s percentage beneficial ownership of our voting stock is less than the quotient of (x) two divided by (y) the then authorized number of directors of the Company. Messrs. Janeway and Harris, who are each members of the Board, are the designees of Warburg Pincus.

During the fiscal year ended September 30, 2007, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, acted as primary outside corporate and securities counsel to the Company. Ms. Martin, a member of our Board of Directors, is a member of Wilson Sonsini Goodrich & Rosati and currently serves on the firm’s Executive Management Committee and Finance Committee. For the fiscal year ended September 30, 2007, the Company paid $8.6 million to Wilson Sonsini Goodrich & Rosati for professional services provided to the Company. As of September 30, 2007, the Company had $5.1 million included in accounts payable and accrued expenses to Wilson Sonsini Goodrich & Rosati.

The Board of Directors has determined that Ms. Martin and each of Messrs. Frankenberg, Harris, Janeway, Myers and Quigley are independent within the meaning of the listing standards of the NASDAQ Stock Market.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K.

The Compensation Committee:

Mr. Frankenberg
Mr. Myers

COMPENSATION DISCUSSION & ANALYSIS

Role and Authority of Our Compensation Committee

The members of the Compensation Committee are Messrs. Frankenberg (Chair) and Myers. Each of whom qualifies as (i) an “independent director” under the requirements of the NASDAQ Stock Market, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Code. Our Board of Directors created the Compensation Committee to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The mandate of the Compensation Committee is to review and recommend to the Board of Directors the Company’s compensation and benefit policies, and oversee, evaluate and approve compensation plans, policies and programs for our executive officers.

The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at http://www.nuance.com/company/governance/compensation.asp.

The Compensation Committee’s responsibilities are discussed in detail in the charter and include:

•	reviewing and approving for the Chief Executive Officer and the executive officers of the Company (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation or arrangements; and

•	making recommendations to the Board of Directors with respect to incentive compensation plans.

The Compensation Committee establishes all elements of compensation paid to our Chief Executive Officer and reviews and approves all elements of compensation paid to our other executive officers, including all of the other executive officers named in the Summary Compensation Table (these executive officers together with the Chief Executive Officer are referred to herein as the “Named Executive Officers”). The Chief Executive Officer, in consultation with the Vice President of Human Resources and other members of our senior management, makes all decisions regarding the compensation of our other executive officers. The Compensation Committee also reviews the compensation of all non-employee directors and recommends changes, when appropriate, to the Board of Directors.

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with the Company’s Human Resources department as the Compensation Committee determines to be appropriate. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate any of its responsibilities to one or more subcommittees, to the extent permitted by applicable law. The Compensation Committee did not delegate any responsibilities to a subcommittee during fiscal 2007.

Compensation Philosophy

Our compensation philosophy is designed to promote the Company’s business objectives on the principle that the Company’s achievements result from the coordinated efforts of all employees working toward common strategic goals. Our success depends on achieving a level of performance that is focused on results that support the execution of our objectives as outlined in our operating plan. Our guiding compensation principles focus on:

•	aligning the interests of the Company’s executives and employees with those of the Company’s stockholders and customers;

•	linking executive and employee compensation to the Company’s performance;

•	offering significant levels of at-risk compensation in the form of stock options and restricted stock awards so that the long-term reward available to the Company’s executive officers will have a direct correlation to stockholder value; and

•	attracting, retaining and motivating the best employees.

We support a “pay-for-performance” philosophy by measuring performance and recognizing and rewarding employee contributions toward financial success. Our objective is to implement strategies for delivering compensation that are competitive with the overall software industry, provide sufficient emphasis on pay-for-performance and are appropriately aligned with the Company’s financial goals and long-term stockholder returns.

Compensation Consultant

The Compensation Committee retained an independent consultant, Radford Surveys and Consulting, as its compensation consultant to assist the Compensation Committee with implementing the Company’s total compensation program. Radford provides the Compensation Committee with research, comparative market data and advice to consider and evaluate when making compensation decisions.

Competitive Positioning

In order to determine the competitiveness of our overall compensation for executive officers, we review the compensation for comparable positions within our industry, the historical compensation levels of our executive officers and the individual performance of executive officers evaluated against their individual objectives established for the preceding year. The Compensation Committee believes the group of software companies it benchmarks provides an appropriate peer group because the Company competes for the same employee pool at the executive level and has similar market practices. The Compensation Committee uses data that it obtains from these companies through surveys, proxy statements and other public filings. In addition, this data is supplemented by survey data on the broader software and high technology markets provided by Radford Surveys and Consulting. The Compensation Committee annually reviews the companies in our peer group and makes changes as necessary to ensure that our peer group comparisons are appropriate. The following sixteen companies comprised our peer group for fiscal 2007:

• Progress Software Corp.	• NavTEQ Corp.	• Checkfree Corp.
• THQ Inc.	• Kronos Inc.	• Sybase Inc.
• Tibco Software Inc.	• Mentor Graphics	• Cognos Inc.
• Quest Software Inc.	• Hyperion Solutions Corp.	• Citrix Systems Inc.
• Verifone Holdings Inc.	• Parametric Technology Corp.	• McAfee Inc.
• NDS Group Plc

The Compensation Committee targets base salaries at the 50th percentile for our peer group. The Compensation Committee has made the determination to place a greater emphasis on the at-risk-earnings to better align the interest of our executives with our stockholders. The Compensation Committee offers significant levels of at-risk compensation in the form of stock options and restricted stock awards that are directly tied to stockholder value. The Compensation Committee targets total direct compensation (comprised of base salary, annual cash incentives and equity-based compensation) to be heavily driven by company performance. At the target level of performance, total direct compensation is positioned between 50th and 75th percentile of our peer group, although actual compensation paid can be below the 50th percentile or above 75th percentile based on actual performance. To arrive at these percentiles for the base salaries, cash incentive targets and total direct compensation of our Named Executive Officers, the Compensation Committee considers corresponding percentile data gathered from proxy statements for the positions of the Named Executive Officers in relation to the Named Executive Officers of our peer group as well as the same data from published surveys for each position.

Elements of Executive Compensation

We have a performance-focused compensation philosophy that places emphasis on at-risk pay with a balanced focus between short-term and long-term strategic objectives. Consistent with this philosophy, a significant majority of the target total annual direct compensation available to our Named Executive Officers is variable depending on the Company’s results. To achieve this we use equity-based compensation in the form of stock options, time based restricted stock units (TBRSU), performance based restricted stock units (PBRSU) and a performance-based annual bonus program that may be paid out in cash or stock (with or without additional vesting provisions) or a combination of both (Bonus Program). The performance measures we establish for the PBRSU grants and Bonus Program targets are designed to promote stockholder return, market, revenue and earnings growth. The Compensation Committee consulted with its compensation consultant in deciding how to balance our long-term versus short-term incentives, and given the cyclical nature of the software industry, it has decided to establish performance goals based on financial targets and/or acquisition-related integration targets. Our performance measurement period for our Bonus Program and one sixth of the PBRSU grants was our 2007 fiscal year and was based upon financial targets for the Bonus Program and individual objectives for the PBRSU grants. PBRSU grants are classified as long-term incentives because they are stock based and vest only if the performance criteria have been achieved. The PBRSU grants span a three-year period with a percentage of the underlying shares covering three fiscal periods. The executives also have TBRSU grants that cliff vest three years from the date of grant with opportunities to accelerate fifty percent of the underlying shares for achievement of Company financial targets.

Our annual Bonus Program payments are based upon the achievement of Company financial targets approved by the Compensation Committee which are based on the Board-approved financial plan for the Company. For fiscal 2007, executives were entitled to receive one-hundred percent of their target bonus if the Company achieved non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52, however, the Compensation Committee has the discretion to approve bonus payments which are higher or lower than the target bonus amounts in the event the Company under or over achieves these targets. Accelerated vesting of fifty percent of the TBRSU grants issued to the Named Executive Officers was also based on the achievement of non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52. Vesting of PBRSU grants issued to the Named Executive Officers is based upon the achievement of confidential performance objectives established on an individual basis by the Compensation Committee. Individual performance objectives are approved by the Compensation Committee and include objectives related to financial performance, financial reporting, recruitment, strategic business objectives and acquisition-related integration goals.

Determination of Executive Officer Compensation

We review executive officer compensation annually to ensure that it is consistent with our compensation philosophies, company and individual performance, changes in the market and executives’ individual responsibilities. Within the second quarter of our fiscal year we conduct a review of each executive officer, including the Chief Executive Officer. The Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, which includes a review of the executive’s contribution and performance during the past year (as compared to the goals we established at the beginning of the fiscal year for the executive as described in more detail below), strengths, weaknesses, development plans and succession potential. The Company’s human resources group also assists in the reviews of the executive officers, all of whom report directly to the Chief Executive Officer. The reviews typically focus on the executive’s performance in the past year. The Compensation Committee then makes its own assessments based on the Chief Executive Officer’s presentation and, based on its assessments, approves each executive’s company bonus award for the past year, including any discretionary elements to such awards, and the elements of each executive’s total compensation, including performance-based compensation, for the following fiscal year, taking into account in each case the Chief Executive Officer’s evaluation, the scope of the executive’s responsibilities and experience and the Compensation Committee’s own review of survey data provided by Radford Surveys and Consulting.

The Compensation Committee works with the Chief Executive Officer to define and establish his annual goals. In fiscal 2007, Mr. Ricci’s goals were based on achievement of the non-GAAP revenue and earnings per share targets established by the Company’s Board of Directors as part of the Company’s fiscal 2007 operating plan. The Chief Executive Officer works in conjunction with the other Named Executive Officers to develop their goals, which are approved by the Compensation Committee. The Named Executive Officers’ goals are designed to align with the Company and Chief Executive Officer goals. The fiscal 2007 goals for our Named Executive Officers varied based on their respective business functions and responsibilities; however, they generally included a mix of financial, operational, strategic and qualitative goals based on acquisition-related integration objectives, financial metrics and strategic initiatives. The Company and individual goals for our executives are established in a manner such that target attainment is not assured; meaning the executives’ receipt of compensation for performance at or above target will require significant effort on their part.

In fiscal 2007, the compensation for the Named Executive Officers comprised the following elements, each of which is discussed in greater detail below:

•	Base salary;

•	Performance-Based Incentive Compensation;

•	Long-Term Equity Incentive Compensation;

•	Retirement and other benefits;

•	Perquisites; and

•	Severance benefits.

Base Salary

Base salary reflects the executive’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at comparable high-technology companies. The base salary provides a basic level of compensation and is necessary to recruit and retain executives. The Compensation Committee establishes salaries on the data provided by its compensation consultant for software companies within our peer group. We generally tie the amount of short-term incentive compensation and severance benefits to an executive’s base compensation.

Performance-Based Incentive Compensation

Our Bonus Program is primarily based upon the Company’s achievement of pre-established financial goals for the fiscal year. With respect to Mr. Chambers, however, fifty percent of his bonus amount is based upon the Company’s achievement of pre-established financial goals for the fiscal year and fifty percent is based upon the achievement of his sales incentive target. Annual bonuses may be paid in cash or restricted stock units, which may or may not have additional vesting requirements established by the Compensation Committee. The bonus program is designed to support our strategic business objectives, promote the attainment of specific financial goals, reward achievement of specific performance objectives, and encourage leadership and teamwork. The targets for payment of annual cash bonuses are based on the Company’s confidential non-GAAP revenue and earnings per share targets for the applicable fiscal year. Minimum and maximum performance targets are established by the Compensation Committee and adjusted during the year, if appropriate, to reflect the impact of acquisitions. The amount of each executive’s actual bonus is based on the extent to which the Company achieves or exceeds the targets. Each executive is assigned a participation level that generally reflects the executive’s position and is expressed as a percentage of the executive’s base salary. The participation levels for the Company’s Named Executive Officers for fiscal 2007 (other than Mr. Hunt whose annual bonus is commission based), and the bonus amounts the Named Executive Officers were entitled to, are set forth below:

	Participation	Fiscal 2007
Name	Level	Bonus Amount(1)

Paul A. Ricci	100%	$575,000
James R. Arnold, Jr.	50%	150,000
Steven G. Chambers(2)	25%	91,250
Jeanne F. McCann	50%	150,000

(1)	In lieu of cash bonuses for fiscal 2007, the Compensation Committee approved the issuance of Restricted Stock Units having a value equal to the bonus amounts. The Restricted Stock Units vest on March 15, 2008.

(2)	During fiscal 2007, Mr. Chambers participated in the Bonus Program with a participation percentage equal to twenty-five percent of his base salary. Mr. Chambers was also entitled to commission payments based on a sales incentive program pursuant to which he received an additional cash payment of $80,002.

As noted above, fifty percent of the TBRSU grants issued to our executive officers are subject to accelerated vesting upon the achievement of fiscal 2007 Company financial targets established by the Compensation Committee, specifically non-GAAP revenue of $602 million and non-GAAP earnings per share of $0.52. The

Compensation Committee determined that these financial objectives were achieved, accordingly, the vesting of fifty percent of the TBRSU grants was accelerated. In addition, as noted above, the vesting of PBRSU grants issued to the Named Executive Officers is based upon the achievement of confidential performance objectives established on an individual basis by the Compensation Committee. Individual performance objectives are approved by the Compensation Committee and include objectives related to financial performance, financial reporting, recruitment, strategic business objectives and acquisition-related integration goals. For fiscal 2007, all Named Executive Officers, other than one, achieved their individual performance objectives resulting in the vesting of one sixth of their PBRSU grants.

Long Term Equity Incentive Compensation

We grant equity in the form of stock options and restricted stock units to provide long-term incentives for executive officers and other key employees. Vesting of these equity awards is designed to align the interests of our executive officers with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company.

The Compensation Committee determines equity award levels based on market data provided to the Compensation Committee by Radford Surveys and Consulting as well as the peer group study described above. Annual equity awards are granted based on the performance of the executive, the market data results and are typically granted in the form of performance-based grants, time-based grants and options. Any equity granted to employees as promotion or retention awards or to newly hired eligible employees are generally granted on the 15th or the last day of the month following the effective date of the promotion, retention or hire, or the first business day thereafter if such day is not a business day, with the exception of the issuance of inducement grants which are granted promptly following the closing of an acquisition or upon hiring of an employee. In the case of options, the exercise price of an option is the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of grant. All stock option grants to Named Executive Officers are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. The Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

We have made significant changes to our equity compensation program over the past several years to reduce its dilutive effects. In fiscal 2005, we introduced time-based restricted stock grants with accelerations for achievement of financial targets. In fiscal 2006, we moved to a combination of options, performance-based equity awards and time-based equity awards with a greater emphasis on pay-for-performance. The Compensation Committee believes these equity awards align the interests of the executive officers with the interests of stockholders and reduce dilution. The Compensation Committee also believes these changes increase our ability to retain executives by increasing their opportunity to receive full value equity awards pursuant to restricted stock units, which also help to decrease future exposure to underwater option issues.

Retirement and Other Benefits

We offer a 401(k) retirement plan, to provide our employees a tax-advantaged savings plan. We make matching contributions to the plan to encourage employees to save money for their retirement. The plan enhances our ability to attract and retain key employees because it increases the range of benefits we offer to them.

All of our U.S. employees are entitled to participate in the 401(k) plan. The Company matches fifty percent of the first four percent of eligible compensation that is contributed to the plan. Non-U.S. employees are covered under different retirement plans. The Company match paid to each of the Named Executive Officers is reflected in the All Other Compensation column in the Summary Compensation Table set forth below and detailed in the footnotes.

We have maintained the Nuance Communications, Inc. Employee Stock Purchase Plan, or the ESPP, since 1995. Eligible employees may elect to contribute between one and twelve percent of their annual cash compensation, on an after-tax basis, to purchase shares of our common stock; provided, however, that an employee may not purchase more than 2,000 shares per offering period, or $25,000 of Company stock per year pursuant to Internal Revenue Service restrictions. We issue shares of our common stock under the ESPP in six month offering periods to eligible employees at a price that is equal to eighty-five percent of the lower of the common stock’s fair value at the beginning or the end of the offering period.

We offer an enhanced wellness program to our executive officers to maximize the health of our executive team. This benefit provides for an enhanced annual medical exam for each executive officer.

Our Named Executive Officers, other than Mr. Ricci, receive a $500,000 term life insurance policy at the Company’s expense which is in addition to the broad-based program that provides term life insurance for all employees in an amount up to the lesser of $500,000 or two times the employee’s base salary. Mr. Ricci receives a $1,000,000 term life insurance policy at the Company’s expense, in addition to the broad-based program described above. The cost of these policies, if applicable, is reflected in the All Other Compensation column in the Summary Compensation Table and detailed in the footnotes.

All of our employees based in the United States receive long-term disability benefits that provide for payment of sixty percent of their eligible earnings capped at a maximum of $10,500 in disability benefits per month if they are deemed to be unable to work in their own occupation for a period of two years. Beyond the second year, if able, employees will be required to return to work to any position they are suited for based on education and training. We provide for an enhanced disability benefit to our Named Executive Officers that provides for a payment of sixty percent of their eligible earnings capped at a maximum of $15,000 per month, with the exception of Mr. Ricci who is not subject to this maximum amount. In addition, the Named Executive Officers have an enhanced own occupation provision that provides for continuation of benefits beyond the two years if they cannot return to their own occupation. The expense associated with this enhanced benefit is reflected in the All Other Compensation column in the Summary Compensation Table and detailed in the footnotes.

We offer a variety of health and welfare programs to all eligible employees. Our Named Executive Officers generally are eligible for benefit programs on the same basis as the rest of our broad-based employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment.

Perquisites

We provide Named Executive Officers with perquisites, including reimbursement for tax and financial planning services and a car allowance, which are reflected in the All Other Compensation column in the Summary Compensation Table and detailed in the footnotes. The Compensation Committee believes these perquisites are reasonable and consistent with the Company’s overall compensation program, because they better enable the Company to attract and retain superior employees for its key positions. The Compensation Committee reviews and approves perquisites provided to the Named Executive Officers.

Executive Severance Policy

The Compensation Committee has entered in agreements, on behalf of the Company, with certain executive officers and the Chief Executive Officer which provide for certain benefits upon termination of employment. The Company has also adopted severance policies regarding these matters. The severance policy is designed to attract and retain executive officers and to provide replacement income if their employment is terminated because of an involuntary termination other than for cause. Vice Presidents who are designated as participants are eligible to participate in the policy, provided they agree to be bound by all of the restrictions, conditions and limitations under the policy, including a customary covenant not to compete against the Company in cases where such covenants are legally enforceable. The covenant not to compete restricts affected executives from competing against the Company during, and for twelve months after, the period of their employment or twenty-four months for Mr. Ricci. In addition, a participating executive must release the Company from any claims relating to the executive’s employment and termination in order to receive severance benefits under the policy. The severance policy provides a lump-sum severance payment upon termination of employment by the Company other than for cause. Participating executives will receive varying amounts of severance in the form of base salary, bonus and other benefits. Details of these severances arrangements are listed under the ‘Employment, Severance and Change in Control’ section.

Company Severance Plan

The Company has a standard employee severance benefit plan pursuant to which eligible employees are entitled to receive certain severance benefits in the event of a reduction-in-force.

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the Compensation Committee’s and the Company’s control. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, although the Compensation Committee considers tax deductibility as one of the factors in determining executive compensation, it does not necessarily limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation consistent with our compensation goals, which preserve deductibility as much as possible.

Section 280G of the Internal Revenue Code of 1986

Section 280G of the Code disallows a Company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a twenty percent excise tax on any person who receives excess parachute payments. Under our employment agreement with Mr. Ricci, we will provide Mr. Ricci with tax gross-up payments in the event payments to Mr. Ricci are deemed to be “parachute payments” within the meaning of Section 280G of the Code, subject to a maximum amount of $4,000,000. The Compensation Committee believes that the provision of tax gross-up protection to Mr. Ricci is appropriate and necessary for executive retention and consistent with the current practices of market competitors.

In the event that a portion of the payout would be classified as an excess parachute payment, in addition to the obligation to pay the gross-up payment, our tax deduction would be disallowed under Section 280G. Please refer to the discussion under “Employment, Severance and Change in Control Agreements” for more detail on Mr. Ricci’s potential gross-up payment.

PROPOSAL 2

APPROVAL OF THE AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

The Nuance 1995 Employee Stock Purchase Plan (the “1995 ESPP”) provides employees with an opportunity to purchase Common Stock through accumulated payroll deductions. Employees make such purchases by participation in regular offering periods from which they may withdraw at any time.

The Board has approved amendments to the 1995 ESPP, subject to stockholder approval, to increase the number of shares authorized for issuance and to change the definition of eligible compensation.

The change to the eligible compensation definition, subject to stockholder approval, is to eliminate commissions from the definition and Section 2(e) of the 1995 ESPP would read in its entirety as follows:

(e) ‘‘Compensation” shall mean an Employee’s regular straight time gross earnings and shall not include payments for overtime, shift premium, incentive compensation, incentive payments, commissions, bonuses and other compensation.

If the amendment to increase the number of shares authorized for issuance is approved, Section 12 of the 1995 ESPP would read in its entirety as follows:

“The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be six million (6,000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18.”

The essential features of the 1995 ESPP are outlined below. The following summary of the principal provisions of the 1995 ESPP as proposed to be amended is qualified in its entirety by reference to the full text of the 1995 ESPP, which is included as Annex B hereto.

General

The 1995 ESPP is intended to qualify under the provisions of Section 423 of the Code, is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA. A total of 3,000,000 shares are currently authorized to be issued under the 1995 ESPP. As of February 16, 2008, a total of 2,914,068 shares had been issued to employees under the 1995 ESPP, and 85,932 shares remained available for future issuance. The average per share issuance price for shares purchased by employees under the 1995 ESPP to date is approximately $5.9745. As of January 31, 2008, approximately 2,172 employees were eligible to participate in the 1995 ESPP.

Purpose

The purpose of the 1995 ESPP is to provide employees with an opportunity to purchase Common Stock through accumulated payroll deductions. Employees make such purchases by participation in regular offering periods from which they may withdraw at any time.

Administration

The 1995 ESPP may be administered by the Board or a committee appointed by the Board. Currently, the 1995 ESPP is administered by the Board. The Board or a committee has full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the 1995 ESPP, to construe and interpret the 1995 ESPP, and to make all other determinations necessary or advisable for the administration of the 1995 ESPP.

Eligibility

Any person who, on the first day of an offering period, is customarily employed by the Company for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the 1995 ESPP.

Offering Dates

In general, the 1995 ESPP is implemented by a series of offering periods of 12 months duration, with new offering periods commencing on or about February 16 and August 16 of each year. Each offering period consists of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. The Board has the power to change the duration and frequency of the offering and purchase periods with respect to future offerings without stockholder approval if such change is announced at least fifteen days prior to the scheduled beginning of the first offering or purchase period to be affected.

Participation in the Plan

Eligible employees may participate in the 1995 ESPP by completing an enrollment form provided by the Company and filing it with the Company prior to the applicable offering date, unless a later time for filing the enrollment form is set by the Company for all eligible employees with respect to a given offering. The enrollment form currently authorizes payroll deductions of not less than 1% and not more than 12% of the participant’s eligible compensation on the date of the purchase.

Purchase Price

The purchase price per share sold under the 1995 ESPP is a price equal to the lower of 85% of the fair market value of the Common Stock at the beginning of the offering period or the purchase date. The fair market value is the per share closing price of the common stock on the NASDAQ National Market as of such date reported by NASDAQ.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may be up to 12% of a participant’s eligible compensation received on each payday during the offering period. Eligible compensation is defined in the 1995 ESPP to include the regular straight time gross earnings excluding payments for overtime, shift premium, incentive compensation, bonuses and commissions. A participant may discontinue his or her participation in the 1995 ESPP at any time during the offering period prior to a purchase date, and may decrease the rate of his or her payroll deductions once during the offering period by completing and filing a new enrollment form. No interest accrues on the payroll deductions of a participant in the 1995 ESPP.

Purchase of Stock; Exercise of Option

By executing an enrollment form to participate in the 1995 ESPP, the participant is entitled to have shares placed under option. Unless the participant’s participation is discontinued, each participant’s option for the purchase of shares will be exercised automatically at the end of each purchase period at the applicable price. Notwithstanding the foregoing, no participant shall be permitted to subscribe for shares under the 1995 ESPP if immediately after the grant of the option he or she would own 5% or more of the voting power or value of all classes of the Company’s stock or of any of the Company’s subsidiaries (including stock which may be purchased under the 1995 ESPP or pursuant to any other options), nor shall any participant be granted an option which would permit the participant to buy pursuant to all of Nuance’s employee stock purchase plans more than $25,000 worth of stock determined at the fair market value of the shares at the time the option is granted) in any calendar year.

Termination of Employment

Upon termination of a participant’s continuous status as an employee prior to the purchase date of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan and the contributions credited to his or her account but not yet used to exercise his or her option under the Plan will be returned to him or her.

Nontransferability

No rights or accumulated payroll deductions of a participant under the 1995 ESPP may be pledged, assigned or transferred for any reason.

Amendment and Termination of the Plan

The Board may at any time amend or terminate the 1995 ESPP, except that such termination shall not affect options previously granted.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the 1995 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 1995 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Nuance ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Vote Required; Recommendation of the Board

The affirmative vote of a majority of the Company’s Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the 1995 ESPP. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 1995 Employee Stock Purchase Plan.

THE NUANCEBOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
NUANCE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT
OF THE NUANCE 1995 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NUMBER 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

In February 2007, the Audit Committee approved the retention of BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2008. A representative of BDO may be present at the Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

The stockholders are asked to ratify the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2008. BDO was engaged as the Company’s independent registered public accounting firm by the Audit Committee on October 24, 2004 and has audited the Company’s financial statements for the nine months ended September 30, 2004 and fiscal years ended September 30, 2005, 2006 and 2007.

Audit Fees During Fiscal Years 2007 and 2006

The following table sets forth the approximate aggregate fees paid by the Company to BDO Seidman, LLP during the fiscal years ended September 30, 2006 and September 30, 2007.

	Fiscal 2006	Fiscal 2007

Audit Fees(1)	$3,292,675	$3,323,235
Audit Related Fees(2)	$1,564,870	$489,935
Tax Fees(3)	$23,945	$10,000
All Other Fees	—	—

Total Fees	$4,881,490	$3,823,170

(1)	Audit Fees. This category represents fees billed for professional services rendered by the principal accountant for the audits of the registrant’s annual financial statements and internal controls over financial reporting, and review of the interim financial statements included in the registrant’s quarterly reports on Form 10-Q, and statutory audits and other SEC filings.

(2)	Audit Related Fees. This category represents fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of registrant’s financial statements, primarily accounting consultations and audits of significant acquirees.

(3)	Tax Fees. This category represents fees billed for professional services rendered by the principal accountant for tax compliance, advice and planning, primarily for tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the U.S. Securities and Exchange Commission require all independent registered public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by our independent registered public accounting firm.

The pre-approval procedures include execution by the Chief Financial Officer and Audit Committee Chairperson, on behalf of the Company and the entire Audit Committee, of an audit and quarterly review engagement letter and pre-approval listing of other permitted professional services anticipated to be rendered during the foreseeable future. Additionally, from time to time, we may desire additional permitted professional services for which specific pre-approval is obtained from the Audit Committee Chairman, acting on behalf of the Company and entire Audit Committee, before provision of such services commences. In doing this, the Company and Audit Committee have established a procedure whereby a BDO Seidman, LLP representative, in conjunction with the Chief Financial Officer or Chief Accounting Officer, contacts the Audit Committee Chairman and obtains pre-approval for such services on behalf of the entire Audit Committee, to be followed by a written engagement letter, as appropriate, confirming such arrangements between BDO Seidman, LLP and the Company. In addition, on a periodic basis, the entire Audit Committee is provided with a summary of all pre-approved services to date for its review. During the fiscal year ended September 30, 2007, all services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board

Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2008.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF APPOINTMENT OF BDO SEIDMAN AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing an independent, objective review of the Company’s accounting functions and internal controls. During the fiscal year ended September 30, 2007, the Audit Committee was comprised of Messrs. Frankenberg, Quigly and Myers, each of whom is independent within the meaning of the listing standards of the NASDAQ Stock Market, and was governed by a written charter first adopted and approved by the Board of Directors in June 2001, and as amended and restated on April 29, 2003 and February 24, 2004. Mr. Finch was a member of the Audit Committee through March 22, 2007. Mr. Finch was not re-elected to the board and was therefore terminated from the Committee. A copy of the Company’s Amended and Restated Audit Committee Charter is available on the Company’s Website at http://www.nuance.com/company/governance. The Audit Committee met 7 times during the fiscal year ended September 30, 2007.

In connection with the Company’s audited financial statements for the fiscal year ended September 30, 2007, the Audit Committee (1) reviewed and discussed the audited financial statements with management, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm the independent auditors’ independence.

The Audit Committee has considered and determined that the provision of the services other than audit services referenced above is compatible with maintenance of the auditor’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Robert J. Frankenberg, Chairman
Mark B. Myers
Philip J. Quigley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of December 31, 2007, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Company’s Common Stock; (2) each of our directors; (3) each Named Executive Officer; and (4) all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. All shares of Common Stock subject to options or warrants exercisable within 60 days of December 31, 2007 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 208,225,357 shares of Common Stock outstanding as of December 31, 2007.

		Percent of
	Number	Outstanding
Name and Address of Beneficial Owner(1)	Owned	Shares

Warburg Pincus(2)
466 Lexington Avenue New York, NY 10017	42,277,057	19.32%
FMR LLC
82 Devonshire Street Boston, MA 02109	13,449,821	6.46%
Westfield Capital Management Company LLC
One Financial Center Boston, MA 02111	10,535,451	5.06%

Paul A. Ricci(3)	3,925,740	1.86%
Charles W. Berger(4)	933,177	*
Robert J. Frankenberg(5)	267,675	*
Jeffrey A. Harris(6)	42,317,057	19.33%
William H. Janeway(7)	42,359,557	19.35%
Katharine A. Martin(8)	161,000	*
Mark B. Myers(9)	91,000	*
Philip J. Quigley(10)	179,579	*
Robert G. Teresi(11)	266,757	*
James R. Arnold, Jr.(12)	589,776	*
Steven G. Chambers(13)	701,612	*
Donald W. Hunt(14)	698,345	*
Jeanne F. McCann(15)	932,315	*
All directors and executive officers as a group (16 persons)(16)	52,358,591	23.05%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for the following stockholders is c/o Nuance Communications, Inc., One Wayside Drive, Burlington, Massachusetts 01803.

(2)	Includes 40,970,696 shares owned directly by Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) and 1,306,361 shares owned by two affiliated partnerships, Warburg Pincus Netherlands Private Equity VIII, C.V.I (“WPNPE”) and WP-WPVIII Investors, L.P. (“WP-WPVIII Investors”). Warburg Pincus Partners LLC (“WP Partners”), a direct subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC (“WP LLC” and together with WP VIII, WPNPE, WP-WPVIII Investors, WP Partners and WP, the “Warburg Pincus Entities”). The total number of shares includes four warrants that were exercisable, within sixty days of December 31, 2007, for up to 525,732, 2,500,000, 863,236 and 3,177,570 shares of the Company’s Common Stock, respectively, and 3,562,238 shares of nonvoting Series B Preferred Stock. The shares that underlie the warrants and the Series B Preferred Stock have not been converted into Common Stock and are factored into the calculation of Warburg Pincus Entities beneficial ownership only for the purposes of this table. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus Entities.

(3)	Includes options to acquire 2,947,388 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007. Includes 375,000 unvested shares of restricted stock and 30,864 unvested restricted stock units. Mr. Ricci does not have voting rights with respect to the shares underlying the restricted stock units.

(4)	Includes options to acquire 844,828 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Mr. Berger does not have voting rights with respect to the shares underlying the unvested restricted stock units.

(5)	Includes options to acquire 210,854 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Mr. Frankenberg does not have voting rights with respect to the shares underlying the unvested restricted stock units.

(6)	Includes options to acquire 25,000 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Mr. Harris does not have voting rights with respect to the shares underlying the unvested restricted stock units. Mr. Harris, a director of the Company, is a general partner of WP and a Managing Director and member of WP LLC. All shares indicated as owned by Mr. Harris other than 40,000 shares are included because of his affiliation with the Warburg Pincus entities. Mr. Harris disclaims beneficial ownership of all shares held by the Warburg Pincus entities. Includes four warrants that, as of December 31, 2007, were exercisable for up to 525,732, 2,500,000, 863,236 and 3,177,570 shares of our common stock, respectively, and 3,562,238 shares of non-voting Series B Preferred Stock. The shares that underlie the warrants and the Series B Preferred Stock have not been converted into Common Stock and are factored into the calculation of Mr. Harris’ beneficial ownership only for the purposes of this table. Mr. Harris may be deemed to have a pecuniary interest in these shares.

(7)	Includes options to acquire 67,500 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Mr. Janeway does not have voting rights with respect to the shares underlying the unvested restricted stock units. Mr. Janeway, a director of the Company, is a senior advisor of WP LLC. All shares indicated as owned by Mr. Janeway other than 82,500 shares are included because of his affiliation with the Warburg Pincus entities. Mr. Janeway disclaims beneficial ownership of all shares held by the Warburg Pincus entities. Includes four warrants that, as of December 31, 2007, were exercisable for up to 525,732, 2,500,000, 863,236 and 3,177,570 shares of our common stock, respectively, and 3,562,238 shares of non-voting Series B Preferred Stock. The shares that underlie the warrants and the Series B Preferred Stock have not been converted into Common Stock and are factored into the calculation of Mr. Janeway’s beneficial ownership only for the purposes of this table. Mr. Janeway may be deemed to have a pecuniary interest in these shares.

(8)	Includes options to acquire 145,000 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Ms. Martin does not have voting rights with respect to the shares underlying the unvested restricted stock units.

(9)	Includes options to acquire 65,000 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Mr. Myers does not have voting rights with respect to the shares underlying the unvested restricted stock units.

(10)	Includes options to acquire 159,189 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Mr. Quigley does not have voting rights with respect to the shares underlying the unvested restricted stock units. 5,390 shares are held indirectly in a Trust.

(11)	Includes options to acquire 140,000 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 15,000 unvested restricted stock units. 5,000 of these shares vested on January 1, 2008. Mr. Teresi does not have voting rights with respect to the shares underlying the unvested restricted stock units. 111,757 shares are held indirectly in a Trust.

(12)	Includes options to acquire 409,375 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 76,801 unvested restricted stock units. Mr. Arnold does not have voting rights with respect to the shares underlying the restricted stock units.

(13)	Includes options to acquire 186,667 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 404,898 unvested restricted stock units. Mr. Chambers does not have voting rights with respect to the shares underlying the restricted stock units.

(14)	Includes options to acquire 133,333 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007 and 362,500 unvested restricted stock units. Mr. Hunt does not have voting rights with respect to the shares underlying the restricted stock units.

(15)	Includes options to acquire 628,917 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007, 208,051 unvested shares of restricted stock units. Ms. McCann does not have voting rights with respect to the shares underlying the restricted stock units.

(16)	Includes options to acquire 6,388,050 shares of the Company’s Common Stock that are exercisable within 60 days of December 31, 2007, 375,000 unvested shares of restricted stock and 1,863,879 unvested restricted stock units. Also includes, as outlined in footnotes 6 and 7 above, four warrants that as of December 31, 2007 were exercisable for up to 525,732, 2,500,000, 863,236, and 3,177,570 shares of the Company’s Common Stock, respectively, and 3,562,238 shares of non-voting Series B Preferred Stock. The shares that underlie the warrants and the Series B Preferred Stock have not been converted into the Company’s Common Stock and are factored into the calculation of beneficial ownership only for the purposes of this table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the Securities and Exchange Commission (the “Commission”) thereunder require the Company’s executive officers, directors and certain stockholders to file reports of ownership and changes in ownership of the Company’s Common Stock with the Commission. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the fiscal year ended September 30, 2007, the Company believes that all directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock complied with all filing requirements applicable to them during the fiscal year ended September 30, 2007, except for inadvertent late filings by our Chief Accounting Officer, Steven Hebert, who was late to report shares returned to the company to satisfy a tax liability on December 18, 2006 and the issuance of a restricted stock award granted to him on January 2, 2007.

OTHER MATTERS

Other Matters.  Management knows of no business or nominations that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Not Soliciting Materials.  The information contained in this Proxy Statement under the captions “Report of the Audit Committee”, “Compensation Committee Report on Compensation” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

By Order of the Board of Directors,

Jo-Anne Sinclair
Secretary

Burlington, Massachusetts
April 1, 2008

ANNEX A

Charter for the Audit Committee of the Board of Directors of ScanSoft, Inc.
(Amended and Restated Effective as of February 24, 2004)

Purpose

The purpose of the Audit Committee of the Board of Directors of Nuance Communications, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the Audit Committee report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe, or as may be required by law from time to time.

The Board and management shall ensure that the Audit Committee has adequate funding and other resources and authority to discharge its responsibilities as determined by the Audit Committee.

Membership

Upon the recommendation of the Nominating Committee, the Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors, all of whom in the judgment of the Board of Directors shall be independent in accordance with the listing standards of the Nasdaq Stock Market, except as otherwise permitted by the rules of the Nasdaq Stock Market. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s financial statements. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with the listing standards of the Nasdaq Stock Market. In addition, Audit Committee members will satisfy any additional requirements mandated by rules and regulations of the SEC or the listing standards of the Nasdaq Stock Market. The Audit Committee will review its membership annually for compliance with the above requirements.

Responsibilities

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving all audit services provided to the Company by the independent auditors; in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permitted under applicable SEC rules or applicable laws, with the independent auditors;

•	Pre-approving non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard the Audit Committee shall have the authority to appoint a subcommittee of one or more members of the Audit Committee and/or to pre-approve non-audit services by establishing detailed pre-approval policies as to the particular service, provided that the Audit Committee is informed of each service pre-approved (no less frequently than at each meeting of the Audit Committee) and that no pre-approval shall be delegated to management of the Company except as permitted by applicable law and regulation. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the Company’s independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence, and to the extent there are relationships, monitoring and investigating them, including actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and presenting such information to the Board of Directors; (iii) receiving and reviewing a report by the independent auditors describing any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities and any steps taken to deal with any such issues; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented (“SAS 61”); and (v) reviewing reports submitted to the Audit Committee by the independent auditors in accordance with the applicable SEC requirements;

•	Recommending to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K based on the Audit Committee’s review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor’s independence;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Reviewing and discussing with management and the Company’s independent auditors the preparation and content of any officer certifications required by the SOA or the SEC to be filed with the Company’s Quarterly Report on Form 10-Q, Annual Report on Form 10-K or any other periodic report;

•	Discussing with management and internal audit representatives the activities, organizational structure and qualifications of the Company’s internal audit function;

•	Reviewing any reports by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and reviewing before release the disclosure regarding the Company’s system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Overseeing compliance with legal requirements for disclosure of auditor’s services and Audit Committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of business conduct and ethics when such code is adopted;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•	Reviewing and approving in advance any proposed related party transactions, including, without limitation, approving all transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404;

•	Reviewing its own charter, structure, processes and membership requirements on an annual basis;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Meetings

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

Minutes

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Reports

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter, and otherwise make regular reports to the Board of Directors.

Compensation

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Delegation of Authority

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

ANNEX B

AMENDED AND RESTATED
NUANCE COMMUNICATIONS, INC. (FORMERLY KNOWN AS SCANSOFT, INC.)

1995 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 1995 Employee Stock Purchase Plan of Nuance Communications, Inc (formerly known as ScanSoft, Inc.), as proposed to be amended and restated:

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) ‘‘Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the common stock of the Company.

(d) “Company” shall mean Nuance Communications, Inc (formerly known as ScanSoft, Inc.), a Delaware corporation.

(e) “Compensation” shall mean an Employee’s regular straight time gross earnings and shall not include payments for overtime, shift premium, incentive compensation, incentive payments, commissions, bonuses and other compensation.

(f) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h) “Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Employee” shall mean any person who is an employee of an Employer for tax purposes and is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Employer.

(j) “Employer” shall mean the Company and any Designated Subsidiary of the Company.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Offering Date” shall mean the first Trading Day of each Offering Period.

(m) “Offering Period” shall mean a period of approximately twelve (12) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after February 16 and August 16 of each year and terminating on the last Trading Day in the periods ending twelve (12) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 hereof.

(n) “Plan” shall mean this 1995 Employee Stock Purchase Plan.

(o) “Purchase Date” shall mean the last Trading Day of each Purchase Period.

(p) “Purchase Period” shall mean the approximately six (6) month period commencing after one Purchase Date and ending with the next Purchase Date, except that the first Purchase Period of any Offering Period shall commence on the Offering Date and end with the next Purchase Date.

(q) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(r) “Trading Day” shall mean a day on which U.S. national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) hereof and the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of such stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.  The Plan shall be implemented by a series of consecutive, overlapping Offering Periods, with a new Offering Period commencing on the first Trading Day on or after February 16 and August 16 of each year (or at such other time or times as may be determined by the Board), and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration and/or the frequency of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter. Eligible Employees may not participate in more than one Offering Period at a time.

5. Participation.

(a) An Employee who is eligible to participate in the Plan pursuant to Section 3 hereof may become a participant in the Plan by completing an enrollment form provided by the Company for such purpose and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the enrollment form is set by the Board for all eligible Employees with respect to a given Offering Period.

(b) Payroll deductions for a participant shall commence on the first payroll paid following the Offering Date and shall end on the last payroll paid in the Offering Period to which the enrollment form is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Method of Payment of Contributions.

(a) At the time a participant files his or her enrollment form as provided in Section 5 hereof, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twelve percent (12%) of such participant’s Compensation on each such payday. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or, on one occasion only during the Offering Period, may decrease the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new enrollment form authorizing the decrease in Contribute rate. The change in rate shall be effective as of the beginning of the next calendar month following the date of the

Company’s receipt of the new enrollment form, if the form is received at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month. A participant’s enrollment form shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s Contributions may be decreased to zero percent (0%) at any time during a Offering Period. Contributions shall recommence at the rate provided in such participant’s enrollment form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(d) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the participant.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date during such Offering Period a number of shares of Common Stock determined by dividing such participant’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the purchase price specified in Section 7(b) below; provided, however, that the maximum number of shares a participant may purchase during each Purchase Period shall be two thousand (2,000) shares (subject to any adjustment pursuant to Section 18 hereof), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

(b) The purchase price per share of Common Stock covered by each option granted under the Plan shall be the lower of: (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Offering Date; or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date. The fair market value of the Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by The Nasdaq National Market (“Nasdaq”) or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares of Common Stock will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable purchase price specified in Section 7(b) hereof with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. No fractional shares of Common Stock shall be purchased; any Contributions accumulated in a participant’s account that are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other cash remaining to the credit of a participant’s account under the Plan after the Purchase Date shall be returned to said participant. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue all Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 19 hereof. The Company may make pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery.  As promptly as practicable following each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. If permitted by the Company, the shares will be electronically delivered to a brokerage account for the benefit of the participant. If the Company designates or approves a stock brokerage or other financial services firm (the “ESPP Broker”) to hold shares purchased under the Plan for the accounts of participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant’s name with the ESPP Broker. Each participant shall be the beneficial owner of the Common Stock purchased under the Plan and shall have all rights of beneficial ownership in such Common Stock. A participant shall be free to undertake a disposition of the shares of Common Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Common Stock must remain in the participant’s account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Common Stock for which the holding period set forth above has been satisfied, the participant may move those shares of Common Stock to another brokerage account of the participant’s choosing or request that a stock certificate be issued and delivered to him or her. Dividends paid in the form of shares of Common Stock with respect to Common Stock in a participant’s account shall be credited to such account.

10. Voluntary Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to each Purchase Date by giving written notice to the Company. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after the Company’s receipt of his or her notice of withdrawal and his or her option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, Contributions shall not resume at the beginning of the succeeding Offering Period unless the participant files a new enrollment form in accordance with Section 5 hereof.

(b) Upon termination of a participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account but not yet used to exercise his or her option under the Plan will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and his or her option will be automatically terminated.

(c) In the event an Employee fails to remain in Continuous Status as an Employee for at least twenty (20) hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account but not yet used to exercise his or her option under the Plan will be returned to him or her, and his or her option will be automatically terminated.

(d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period that commences after the termination of the Offering Period from which the participant withdraws or in any similar plan which may hereafter be adopted by the Company.

11. Interest.  No interest shall accrue on the Contributions of a participant in the Plan.

12. Stock.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be six million (6,000,000) shares, subject to adjustment upon changes in the capitalization of the Company as provided in Section 18 hereof. If the total number of shares which otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

(b) The participant will have no right to vote or receive dividends or any other rights as a shareholder of the Company with respect to the shares covered by his or her option until such option has been exercised and certificates representing such shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the participant as provided in Section 9 hereof.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration.  The Board, or a committee named by the Board, shall supervise and administer the Plan, and shall have full and exclusive discretionary power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Board or its committee shall, to the fullest extent permitted by law, be final and binding upon all parties.

14. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to a Purchase Date on which the option is exercised but prior to delivery to him or her of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability.  Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16. Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports.  Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Purchase Date, which statements will set forth the amounts of Contributions, the purchase price per share, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the maximum number of shares each participant may purchase during each Purchase Period (pursuant to Section 7 hereof), shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Corporate Transactions.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date, and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger. The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the purchase price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 and this Section 19 hereof, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the purchase price per share of the shares offered in any Offering Period including an Offering Period underway at the time of the change in purchase price;

(ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.  Shares of Common Stock shall not be issued with respect to an option under the Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. No Effect on Employment.  Nothing in the Plan shall be deemed to give any Employee the right to be retained in the employ of any Employer or to interfere with the right of the Employer to discharge the Employee at any time.

23. Term of Plan; Effective Date.  The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 19 hereof.

NUANCE COMMUNICATIONS, INC. C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 21, 2008. Vote by Internet · Log on to the Internet and go to www.investorvote.com · Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Charles W. Berger02 — Robert J. Frankenberg03 — Jeffrey A. Harris 04 — William H. Janeway05 — Katharine A. Martin06 — Mark B. Myers 07 — Philip J. Quigley 08 — Paul A. Ricci 09 — Robert G. Teresi For Against Abstain For Against Abstain 2. To approve the amended and restated 1995 Employee Stock 3. To ratify the appointment of BDO Seidman, LLP as the Purchase Plan. Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008. 4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN9 2 A V 0 1 7 1 2 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00VQ6B

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement. These documents may also be accessed on the Company’s website at http://www.nuance.com/company/ir/. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — NUANCE COMMUNICATIONS, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS 1 Wayside Road Burlington, MA 01803 The Annual Meeting of Stockholders of Nuance Communications, Inc. (the “Company”) will be held at the Company’s office located at 1198 East Arques Avenue, Sunnyvale, CA 94085, on April 21, 2008 at 10:00 a.m., local time, for the purpose of considering and acting upon the following proposals on the reverse side. The Board of Directors has fixed the close of business on March 7, 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponements or adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at 1 Wayside Road, Burlington, Massachusetts 01803 for ten days prior to the Annual Meeting. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.